EITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER TO AMEND AND EXERCISE

WARRANTS TO PURCHASE COMMON STOCK

THE SPENDSMART PAYMENTS COMPANY

JUNE 10, 2013

THE OFFER TO AMEND AND EXERCISE (AND ASSOCIATED WITHDRAWAL RIGHTS) WILL EXPIRE AT 5:00 P.M. (Eastern Standard time) ON JULY 8, 2013 UNLESS THIS OFFER PERIOD IS EXTENDED.

The SpendSmart Payments Company, a Colorado corporation, and its wholly-owned subsidiary The SpendSmart Payments Company, a California corporation (“SpendSmart-CA”) is collectively referred to in this Offer to Amend and Exercise as “we,” “us,” “SSPC” or the “Company,” and eligible holders of outstanding warrants are referred to as “you.”

The Company is offering to amend, upon the terms and subject to the conditions set forth herein, warrants to purchase an aggregate of 2,529,572 shares of common stock (the “Offer to Amend and Exercise”), including: (i) outstanding warrants to purchase an aggregate of 634,916 shares of the Company’s common stock issued to investors participating in the Company’s private placement financing completed on December 13, 2012 and November 30, 2012 (the “December Warrants”), of which 541,667 are exercisable at an exercise price of $7.50 per share (the “$7.50 December Warrants”) and 93,249 are exercisable at an exercise price of $9.00 per share (the “$9.00 December Warrants”); (ii) outstanding warrants to purchase an aggregate of 1,016,518 shares of the Company’s common stock issued to investors participating in the Company’s private placement financings closed on July 19, 2012, June 20, 2012, May 24, 2012 and March 31, 2012 (the “Investor Warrants”), of which 833,333 are exercisable at an exercise price of $7.50 per share (the “$7.50 Investor Warrants”) and 183,185 are exercisable at an exercise price of $9.00 per share (the “$9.00 Investor Warrants”); (iii) outstanding warrants to purchase an aggregate of 446,188 shares of the Company’s common stock issued to investors participating in the Company’s private placement financing completed on October 21, 2011 and November 21, 2011 (the “2011 Warrants”) of which 333,334 are exercisable at an exercise price of $7.50 per share (the “$7.50 2011 Warrants”) and 112,854 are exercisable at an exercise price of $9.00 per share (the “$9.00 2011 Warrants”); and (iv) outstanding warrants to purchase an aggregate of 431,950 shares of the Company’s common stock issued to investors participating in the Company’s private placement financings closed on November 16, 2010 (the “2010 Warrants”), of which 125,000 are exercisable at an exercise price of $6.00 per share (the “$6.00 2010 Warrants”) and 306,950 are exercisable at an exercise price of $9.00 per share (the “$9.00 2010 Warrants”)(the $7.50 December Warrants, $7.50 Investor Warrants and the $7.50 2011 Warrants collectively referred to as the “$7.50 Original Warrants”, the “$9.00 December Warrants, $9.00 Investor Warrants, $9.00 2011 Warrants and $9.00 2010 Warrants collectively referred to as the “$9.00 Original Warrants”). The $9.00 Original Warrants, $7.50 Original Warrants and the $6.00 2010 Warrants are collectively referred to as the “Original Warrants”. Pursuant to the Offer to Amend and Exercise, the $9.00 Original Warrants will be amended to reduce the exercise price of the $9.00 Original Warrants from $9.00 per share to $2.25 per share of common stock in cash on the terms and conditions set forth in the Offer to Amend and Exercise. In addition, pursuant to the Offer to Amend and Exercise the $7.50 Original Warrants will be amended to reduce the exercise price of the $7.50 Original Warrants from $7.50 per share to $2.25 per share of common stock in cash on the terms and conditions set forth in the Offer to Amend and Exercise. Finally, pursuant to the Offer to Amend and Exercise the $6.00 2010 Warrants will be amended to reduce the exercise price of the $6.00 2010 Warrants from $6.00 per share to $2.25 per share of common stock in cash on the terms and conditions set forth in the Offer to Amend and Exercise. There is no minimum participation requirement with respect to the Offer to Amend and Exercise.

1

Pursuant to the Offer to Amend and Exercise, the Amended Warrants will be amended to: (i) reduce the exercise price of the $9.00 Original Warrants from $9.00 per share to $2.25 per share of common stock; (ii) reduce the exercise price of the $7.50 Original Warrants from $7.50 per share to $2.25 per share of common stock; (iii) reduce the exercise price of the $6.00 2010 Warrants from $6.00 per share to $2.25 per share of common stock and (iv) shorten the exercise period of the Original Warrants so that they expire concurrently with the expiration of the Offer to Amend and Exercise at 5:00 p.m. (Eastern Standard Time) on July 8, 2013, as may be extended by the Company in its sole discretion (“Expiration Date”). Other than set forth above, the terms of the Original Warrants will remain unmodified and in full force and effect.

The Offer to Amend and Exercise is limited to “accredited investors” as that term is defined in Rule 501 of th Securities Act of 1933, as amended (the “Securities Act”). You may elect to amend some or all of their Original Warrants. If you choose not to participate in the Offer to Amend and Exercise, your Original Warrants will remain in full force and effect, as originally issued.

The purpose of the Offer to Amend and Exercise is to encourage the amendment and exercise of the Original Warrants to help the Company to raise funds to support the Company’s operations by providing the holders of the Original Warrants with the opportunity to obtain and exercise an Amended Warrant by significantly reducing the exercise price of the Original Warrants. Please see “Purposes of the Offer to Amend and Exercise and Use of Proceeds” below for a description of the purposes of the Offer to Amend and Exercise.

The period during which Original Warrants may be amended and exercised on the terms described above will commence on June 10, 2013 (the date the materials relating to the Offer to Amend and Exercise are first sent to the holders, referred to herein as the “Offer Date”) through the Expiration Date (the “Offer Period”).

The Company will agree to amend all Original Warrants held by eligible holders, upon the terms and subject to the conditions of the Offer to Amend and Exercise and the attached Election to Participate and Exercise Warrant. IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE ORIGINAL WARRANTS.

IMPORTANT PROCEDURES

This Offer to Amend and Exercise together with the Election to Participate and Exercise Warrant, Notice of Withdrawal, and Forms of Amended Warrants constitute the “Offering Materials.” These Offering Materials provide information regarding the Offer to Amend and Exercise and instructions as to how you can amend and exercise your Original Warrants. An election to participate in the Offer to Amend and Exercise will result in both the amendment of your Original Warrant(s) and your exercise of the Amended Warrant(s). You should read all of the materials carefully before you decide whether to participate in the Offer to Amend and Exercise and exercise an Amended Warrant and receive the number of shares of Company common stock issuable therefor.

To participate in the Offer to Amend and Exercise and exercise an Amended Warrant and receive the number of shares of Company common stock issuable therefor, you must deliver to the Company before the Expiration Date all of the following: (i) a signed copy of the Election to Participate and Exercise Warrant, (ii) a signed copy of an Accredited Investor Questionnaire, (iii) the original copy of your Original Warrant (or an Affidavit of Lost Warrant) for cancellation, and (iv) cash in the amount equal to $2.25 per share multiplied by the number of shares of common stock you elect to purchase (collectively, the “Acceptance and Exercise Documents”). The cash may be tendered in the form of a check payable to The SpendSmart Payments Company or by wire transfer to the Company’s account as set forth in the Election to Participate and Exercise Warrant. Each of these items must be properly delivered, before the Expiration Date to: The SpendSmart Payments Company, 2680 Berkshire Pkwy, Suite 130, Des Moines, IA 50325. If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to 5:00 p.m., Eastern Standard Time on July 8, 2013, the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise), promptly following the Expiration Date, we intend to notify our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and promptly issue and deliver to you the number of shares of Company common stock issuable under the Amended Warrant. See “Procedure for Participating in Offer to Amend and Exercise and Exercising Amended Warrants” below.

2

If you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit a Notice of Withdrawal to the Company at any time prior to the Expiration Date. The Notice of Withdrawal must be properly completed and must be returned to the Company on or prior to the Expiration Date. However, you may change your mind and submit a Notice of Withdrawal to us if your Original Warrants and other Acceptance and Exercise Documents have not been accepted by us prior to the Expiration Date. In addition, if we have not accepted your tendered Original Warrants and other Acceptance and Exercise Documents by August 5, 2013, which is the fortieth business day from the commencement of the Offer to Amend and Exercise, you may change your mind and submit a Notice of Withdrawal to us after July 8, 2013. If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election to Participate and Exercise Warrant, (ii) return the original copy of your Original Warrant (which will remain unmodified and in full force and effect), or issue you a new Original Warrant if you submitted an Affidavit of Lost Warrant, and (iii) provide you with a check equal to the amount of cash you paid to exercise the Amended Warrant.

If you have any question or need assistance, you should contact Maxim Group, LLC (the “Warrant Agent”), for the Offer to Amend and Exercise. The Warrant Agent may be reached at:

Maxim Group, LLC

405 Lexington Avenue

New York, New York 10174

(212) 895-3500

You may request additional copies of this document and any of the Offering Materials from the Company and the Warrant Agent. The Company may be reached at:

The SpendSmart Payments Company

2680 Berkshire Pkwy, Suite 130

Des Moines, IA 50325

Tel: (866) 497-6081

OUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO AMEND AND EXERCISE. YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO THE OFFER TO AMEND AND EXERCISE. FOR QUESTIONS REGARDING TAX IMPLICATIONS OR OTHER INVESTMENT-RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN ATTORNEY, ACCOUNTANT AND/OR FINANCIAL PLANNER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO AMEND AND EXERCISE. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

THIS OFFER TO AMEND AND EXERCISE HAS BEEN PREPARED SOLELY FOR THE BENEFIT OF HOLDERS OF ORIGINAL WARRANTS. DISTRIBUTION OF THIS OFFER TO AMEND AND EXERCISE TO ANY PERSON OTHER THAN SUCH HOLDERS AND THOSE PERSONS RETAINED TO ADVISE SUCH HOLDERS IS UNAUTHORIZED AND ANY REPRODUCTION OF THIS OFFER TO AMEND AND EXERCISE OR RELATED DOCUMENTS, IN WHOLE OR IN PART, IS PROHIBITED.

THE SECURITIES BEING OFFERED PURSUANT TO THIS OFFER TO AMEND AND EXERCISE ARE BEING OFFERED PURSUANT TO EXEMPTIONS PROVIDED BY SECTION 4(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, REGULATION D THEREUNDER, CERTAIN STATE SECURITIES LAWS AND CERTAIN RULES AND REGULATIONS PROMULGATED THEREUNDER.

THE DATE OF THIS OFFER TO AMEND AND EXERCISE IS JUNE 10, 2013

3

Table of Contents

Special Note with Respect to Forward-Looking Information	5
OFFERING SUMMARY	6
RISK FACTORS	11
DESCRIPTION OF THE OFFER TO AMEND AND EXERCISE	21
Purpose of the Offer to Amend and Exercise and Use of Proceeds	22
Expiration Date	22
Terms of Amended Warrants	22
Conditions to the Offer to Amend and Exercise	23
Extension of Offer to Amend and Exercise Period; Termination; Amendments	23
Procedures for Participating in Offer to Amend and Exercise and Exercising Amended Warrants	24
Manner of Acceptance of Payment and Issuance of Shares	24
Withdrawal Rights	24
Registration of Warrant Shares	24
Transactions and Agreements Concerning Original Warrants	24
Source and Amount of Funds	25
Material U.S. Federal Income Tax Consequences	26
Accounting Treatment
Fees and Expenses	27
Transfers	27
EXECUTIVE SUMMARY	28
MANAGEMENT AND DIRECTORS	36
CORPORATE HISTORY & RECENT TRANSACTIONS	40
DESCRIPTION OF COMPANY EQUITY	43
REPORTS AND AVAILABLE INFORMATION	45
Additional Information	46

4

Special Note with Respect to Forward-Looking Information

This Offer to Amend and Exercise includes forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "believe," "expect," "will," "anticipate," "intend," "estimate," "project," "plan," "assume" or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this Offer to Amend and Exercise regarding our future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospects, the future of our industries and results that might be obtained by pursuing management's current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this Offer to Amend and Exercise, or, in the case of forward-looking statements in documents incorporated by reference, as of the date of the date of the filing of the document that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. Except with respect to our obligation to provide amendments for material changes to the Offer to Amend and Exercise during the duration of the offer and sale of our common stock by the selling stockholders, we do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this Offer to Amend and Exercise under the caption "Risk Factors," above, and elsewhere in this Offer to Amend and Exercise which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this Offer to Amend and Exercise.

5

OFFERING SUMMARY

Company:	The SpendSmart Payments Company, a Colorado corporation, with principal executive offices at 2680 Berkshire Pkwy, Suite 130, Des Moines, IA 50325, telephone (866) 497-6081.

Eligible Original Warrants:

The following Original Warrants are subject to the Offer to Amend and Exercise:

December Warrants: Outstanding warrants to purchase 634,916 shares of the Company’s common stock issued to investors participating in the Company’s private placement financing which closed on December 13, 2012 and November 28, 2012; and

Investor Warrants: Outstanding warrants to purchase 1,016,518 shares of the Company’s common stock issued to investors participating in the Company’s private placement financings closed on July 19, 2012, June 20, 2012, May 24, 2012 and March 31, 2012.

2011 Warrants: Outstanding warrants to purchase 446,188 shares of the Company’s common stock issued to investors participating in the Company’s private placement financing completed on October 21, 2011 and November 21, 2011.

2010 Warrants: Outstanding warrants to purchase 431,950 shares of the Company’s common stock issued to investors participating in the Company’s private placement financings closed on November 16, 2010.

Expiration Date:	5:00 p.m., Eastern Standard Time on July 8, 2013, as may be extended by the Company in its sole discretion.

Terms of Amended Warrants:

Pursuant to the Offer to Amend and Exercise, the Original Warrants will be amended as described below:

•     New Exercise Price: The exercise price of the $9.00 Original Warrants, the $7.50 Original Warrants and the $6.00 2010 Warrants will be reduced from $9.00, $7.00 and $6.00 per share, respectively, to $2.25 per share.

•     New Termination Date: The termination date of the Original Warrants is being shortened to run concurrently with the Expiration Date.

•     No Cashless Exercise: The Amended Warrants must be exercised for cash, and any cashless exercise provisions in the Original Warrants will be inapplicable to the Amended Warrants. The shares of common stock issuable upon the exercise of the Amended Warrants will be issued to the holder promptly after the holder’s exercise of the Amended Warrants.

•     Other Terms: Except as set forth above all other terms of the Amended Warrants will be the same as the terms of the Original Warrants. See the forms of Amended Warrants attached hereto as Exhibits a(1)(D), a(1)(E), a(1)(F) and a(1)(G) to the Schedule TO.

6

Partial Participation Permitted:	If Original Warrant holders choose to participate in the Offer to Amend and Exercise, they may amend and exercise any or all of such holder’s Original Warrants pursuant to the terms of the Offer to Amend and Exercise. The Company will issue a new Original Warrant exercisable for that number of shares of common stock that a holder elects to exclude from the Offer to Amend and Exercise.

Transfers:	The terms of the Original Warrants provide that a holder may transfer the Original Warrants to a third party if the transfer qualifies for an exemption from the registration requirements of the Securities Act, to the reasonable satisfaction of the Company. Any holder of an Original Warrant who desires to transfer an Original Warrant should contact the Company prior to such transfer to ensure that the planned transfer satisfies the transfer restrictions set forth in the Original Warrants.

Conditions:

The Offer to Amend and Exercise is subject to certain conditions, as described herein:

(i)        Participation in the Offer to Amend and Exercise is limited to “accredited investors” as that term is defined in Rule 501 of the Securities Act.

(ii)        In addition, we are not making this Offer to Amend and Exercise to, nor will we accept any Election to Participate and Exercise Warrant from or on behalf of, Original Warrant holders in any jurisdiction in which the Offer to Amend and Exercise or the exercise of the Amended Warrants would not be in compliance with the laws of such jurisdiction.

As part of the Election to Participate and Exercise Warrant, the holders of the Original Warrants must complete an Accredited Investor Questionnaire. The holders of the Original Warrants previously represented to the Company that they were “accredited investors” in connection with the transactions in which such holders acquired the Original Warrants. The Company will not accept any Election to Participate and Exercise Warrant from or on behalf of, any Original Warrant holders if the Company determines that a valid securities exemption is not available under the Securities Act.

You may not elect to amend but not exercise your Original Warrants. Participation in this Offer to Amend and Exercise requires both amendment of your Original Warrants and your exercise of the Amended Warrants, which will happen simultaneously should you choose to participate.

Original Warrants of holders that elect not to participate and exercise will remain outstanding pursuant to their original terms.

Future Amendments to the Offer to Amend and Exercise:	If we materially change the terms of the Offer to Amend and Exercise we will extend the Expiration Date to the extent required under the rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How to Participate in the Offer to Amend and Exercise:	To participate in the Offer to Amend and Exercise and exercise an Amended Warrant and receive the number of shares of Company common stock issuable therefor, you must deliver to the Company before the Expiration Date all of the Acceptance and Exercise Documents. The cash exercise price may be tendered in the form of a check payable to The SpendSmart Payments Company or by wire transfer to the Company’s account as set forth in the Election to Participate and Exercise Warrant. All of the Acceptance and Exercise Documents must be properly delivered, before the Expiration Date to: The SpendSmart Payments Company, 2680 Berkshire Pkwy, Suite 130, Des Moines, IA 50325; Attn: Corporate Secretary, telephone (866) 497-6081.

7

Manner of Acceptance of Payment:	If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to 5:00 p.m., Eastern Standard Time on July 8, 2013, the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise), promptly following the Expiration Date, we intend to notify our depositary institution and our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of Company common stock issuable under the Amended Warrant.

Withdrawal Rights:

If you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit the Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned prior to 5:00 p.m., Eastern Standard Time on the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise), to: The SpendSmart Payments Company, 2680 Berkshire Pkwy, Suite 130, Des Moines, IA 50325.

Following the Expiration Date, you cannot withdraw your Election to Participate and Exercise Warrant. However, if we have not accepted your tendered Original Warrants and other Acceptance and Exercise Documents by August 5, 2013 which is the fortieth business day from the commencement of the Offer to Amend and Exercise, you may change your mind and submit a Notice of Withdrawal to us after July 8, 2013

If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election to Participate and Exercise Warrant, (ii) return the original copy of your Original Warrant (which will remain unmodified and in full force and effect), or issue you a new Original Warrant if you submitted an Affidavit of Lost Warrant, and (iii) provide you with a check equal to the amount of cash you paid to exercise the Amended Warrant.

Purposes of the Offer to Amend and Exercise and Use of Proceeds:

The purpose of this Offer to Amend and Exercise is as follows:

Fund Raising: The purpose of the Offer to Amend and Exercise is to raise funds to support the Company’s future operations and capital requirements by encouraging the participating holders to exercise their Original Warrants by significantly reducing the exercise price and shortening the exercise period. The funds obtained will be used by the Company as working capital and for other general corporate purposes.

Registration of Warrant Shares:	The Original Warrants, the Amended Warrants and the shares of common stock issuable upon exercise of the Original or Amended Warrants are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement. There is no established trading market for the Original Warrants or the Amended Warrants, and we do not intend to list the Original Warrants or the Amended Warrants for trading on any exchange or market.

8

The Company entered into Registration Rights Agreements with: (i) the holders of the December Warrants on December 13, 2012 and November 30, 2012; (ii) the holders of the Investor Warrants on March 31, 2012, May 24, 2012, June 20, 2012 and July 19, 2012; (iii) the holders of the 2011 Warrants on October 21, 2011 and November 21, 2011; and (iv) the holders of the 2010 Warrants on November 16, 2010. Copies of the Form of Registration Rights Agreement relating to the December Warrants, Investor Warrants, 2011 Warrants and 2010 Warrants are attached as Exhibits d(2), d(3), d(4) and d(5) respectively to the accompanying Schedule TO.

Taxes:	We recommend that you consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer to Amend and Exercise. See “Material U.S. Federal Income Tax Consequences” below for a discussion of the material U.S. Federal Income Tax Consequences of participating in the Offer to Amend and Exercise.

Fees and Expenses:	The Company has retained Maxim Group, LLC (“Maxim”) to act as its Warrant Agent for the Offer to Amend and Exercise pursuant to a Warrant Agent Agreement, attached as Exhibit d(1) to its Schedule TO. Maxim, in accordance with the terms of the Engagement Agreement, shall use reasonable commercial efforts to contact holders of the Original Warrants by mail, telephone, facsimile, or other electronic means and solicit their participation in the Offer to Amend and Exercise. Maxim will receive a fee equal to 6% of the cash exercise prices paid by holders of the Original Warrants who participate in the Offer to Amend and Exercise. In addition, the Company has agreed to reimburse Maxim for its reasonable attorney’s fees up to $15,000, and reasonable out-of-pocket expenses up to $5,000. The Company has agreed to indemnify Maxim against certain liabilities in connection with the Offer to Amend and Exercise, including certain liabilities under the federal securities laws.

Historical and Pro Forma Financial Information	The Company has included its financial statements for the fiscal years ended September 30, 2012 and September 30, 2011 and for the quarterly periods ended December 31, 2012 and March 31, 2013.

Interests of Directors and Executive Officers:	One of our executive officers and one of our directors hold Original Warrants and may participate in the Offer to Amend and Exercise on the same terms and conditions as the other holders of the Original Warrants. Please see “Interests of Directors and Officers in the Offer to Amend and Exercise” below.

Additional Information:	The Board of Directors of the Company recognizes that the decision to participate in the Offer to Amend and Exercise is an individual one that should be based on a variety of factors. The holders of the Original Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Offer to Amend and Exercise from the Company is limited to the Offering Materials.

9

The Company issued the Original Warrants in private placement transactions in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). In connection with such transactions, the holders of the Original Warrants represented that they were “accredited investors.”

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to the Offer to Amend and Exercise, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

Information Requests:

Please direct questions or requests for assistance regarding this Offer to Amend and Exercise, Election to Participate and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Warrant Agent — Maxim Group, LLC, 405 Lexington Avenue, New York, New York 10174, telephone (212) 895-3500.

Please direct requests for additional copies of this Offer to Amend and Exercise, Election to Participate and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Company — The SpendSmart Payments Company, 2680 Berkshire Pkwy, Suite 130, Des Moines, IA 50325; Attn: Corporate Secretary, telephone (866) 497-6081.

10

RISK FACTORS

Investment in our common stock involves a substantial degree of risk and should be regarded as speculative. As a result, the purchase of our common stock should be considered only by persons who can reasonably afford to lose their entire investment. Before you elect to participate in the Offer to Amend and Exercise, you should carefully consider the risk and uncertainties described below in addition to the other information in this Offer to Amend and Exercise and other information incorporated herein by reference. Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. In any case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

WE HAVE A LIMITED OPERATING HISTORY OVERALL AND HAVE ONLY RECENTLY EMBARKED ON OUR CURRENT CORPORATE FOCUS OF PROVIDING ONLINE PAYMENT SOLUTIONS.

We completed our acquisition of SSPC-CA on October 16, 2007. SSPC-CA was formed in April 2007 to pursue opportunities in the gift card industry. We subsequently refocused our efforts on providing prepaid cards for young people and their parents. We do not currently have an adequate level of operating revenues that would support profitable operations and we have a limited operating history. Because we have a limited operating history, our historical financial information is not a reliable indicator of future performance. Therefore, it is difficult to evaluate the business and prospects of our Company. Furthermore, our revised business focus centered on SSPC has been ongoing only since 2009. We have limited experience as to whether SSPC will be popular with consumers. Failure to correctly evaluate our Company’s prospects could result in an investor’s loss of a significant portion or all of his investment in our Company.

OUR FAILURE TO OBTAIN ADDITIONAL ADEQUATE FINANCING WOULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

We cannot be certain that we will ever generate sufficient revenues and gross margin to achieve profitability in the future.  Our failure to significantly increase revenues or to raise additional adequate and necessary financing would seriously harm our business and operating results.  We have incurred significant costs in building, launching and marketing our SSPC Product.  In addition, we have signed an agreement with an endorser that requires the expenditure of significant capital resources, including advances totaling close to $4 million. On November 30, and December 10, 2012 we closed on a private equity transactions whereby we raised $2,580,500 and $2,286,000, respectively, in net proceeds after deducting fees and expenses, however we will still require additional funding in order to operate our business. If we fail to achieve sufficient revenues and gross margin with our SSPC Product, or our revenues grow more slowly than anticipated, or if our operating or capital expenses increase more than is expected or cannot be reduced in the event of lower revenues, our business will be materially and adversely affected and an investor could suffer the loss of a significant portion or all of his investment in our Company.

We have secured the services of a celebrity to become a spokesperson for our products and we may consider retaining celebrities in the future to become spokespersons of our products. If our spokespersons suffer adverse publicity, our revenue could be adversely affected.

Our marketing strategy depends in part on celebrity spokespersons to promote our SSPC Cards. Any of these spokespersons may become the subject of adverse news reports, negative publicity or otherwise be alienated from a segment of our customer base. If so, such events may reduce the effectiveness of his or her endorsement and, in turn, adversely affect our revenue and results of operations.

WE FACE COMPETITION FROM OTHER ONLINE PAYMENT SYSTEMS.

We will face competition from other companies with similar product offerings.  Many of these companies have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than us.  Many of these companies also have more extensive customer bases, broader customer relationships and broader industry alliances than us, including relationships with many of our potential customers. Increased competition from any of these sources could result in our failure to achieve and maintain an adequate level of customers and market share to support the cost of our operations.

11

WE HAVE LIMITED RESOURCES TO DEVELOP OUR PRODUCT OFFERINGS.

Our ability to successfully access the capital markets at the same time that our Company has required funding for the development and marketing of our product offerings is challenging.  This has caused and will likely continue to cause us to restrict funding of the development of our products and to favor the development of one product offering over the other based on their relative estimated potentials for commercial success as evaluated by our management.  We will require additional debt and/or equity financing to pursue our growth strategy. Given our limited operating history and existing losses, there can be no assurance that we will be successful in obtaining additional financing. Furthermore, the issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our common stock.  Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our current focus is on our SSPC Cards.  The failure of our SSPC Cards to be commercially successful would substantially harm our business and results of operations.  Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.  Furthermore, in the future we may determine that it is in the best interest of our Company to severely curtail, license, jointly develop with a third party or sell one of our product offerings, which may be on terms which limit the revenue potential of the product offering to our Company.

WE RELY ON THIRD-PARTY SUPPLIERS AND DISTRIBUTORS THAT ARE SPECIFIC TO OUR BUSINESS AND DISTRIBUTION CHANNELS SUCH AS PROCESSORS, PROGRAMMERS, SOCIAL NETWORKS AND SECURITY ADVISORS.

We will be dependent on other companies to provide necessary products and services in connection with key elements of our business. Any interruption in our ability to obtain these services, or comparable quality replacements would severely harm our business and results of operations.  Should any of these adverse contingencies result, they could substantially harm our business and results of operations and an investor could suffer the loss of a significant portion or all of his investment in our Company.

WE RELY ON OUR BANK ISSUERS TO ISSUE SSPC CARDS AND THIRD-PARTY CREDIT CARD MERCHANT PROCESSORS TO ALLOW OUR CUSTOMERS TO LOAD BALANCES ON THEIR SSPC CARDS AND THESE THIRD PARTIES COULD VIEW OUR PRE-PAID SSPC CARD AND LIMITED FINANCIAL RESOURCES AS OVERLY RISKY.

SSPC Cards are issued by our bank issuers who are essential to our ability to market our products. Additionally, most of our customers load balances on their SSPC cards with a credit card. We are dependent on our bank issuers in order to market SSPC cards.  Should one or more of our bank issuers judge our financial resources inadequate, it/they could terminate its/their relationship(s) with us, and we could no longer issue or service cards issued by that bank.  This would require us to incur large expenses to obtain a new bank issuer(s), if obtaining such issuer were even possible.

We are also dependent on third party credit card merchant processors to allow our customers to load these balances on their SSPC cards. Many credit card merchant processors view the prepaid card industry which we operate in as high risk from a fraud and financial standpoint. While we take steps to reduce fraud in our business, our limited financial resources can be viewed as too risky by credit card merchant processors and cause them not to want to do business with us, or discontinue doing business with us. Since most of our customers load balances on their SSPC cards with a credit card, any interruption in our ability to obtain these services or comparable quality replacements, would severely harm our business and results of operations.

Should we lose the services of one or more of our bank issuers or those of a credit card merchant processor and not be able to replace them, our business and results of operations would be substantially impaired, and an investor could suffer the loss of a significant portion or all of his investment in our Company.

12

WE OPERATE IN A HIGHLY REGULATED ENVIRONMENT AND FAILURE BY US OR THE BANK(S) THAT ISSUE(S) OUR CARDS TO COMPLY WITH APPLICABLE LAWS AND REGULATIONS COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL POSITION AND RESULTS OF OPERATIONS.

We operate in a highly regulated environment, and failure by us or one or more of the banks that issue our cards to comply with the laws and regulations to which we are subject could negatively impact our business. We are subject to a wide range of federal and state laws and regulations. In particular, our products and services are subject to an increasingly strict set of legal and regulatory requirements intended to protect consumers and to help detect and prevent money laundering, terrorist financing and other illicit activities. Many of these laws and regulations are evolving, unclear and inconsistent across various jurisdictions, and ensuring compliance with them is difficult and costly. Failure by us or our bank to comply with the laws and regulations to which we are or may become subject to could result in fines, penalties or limitations on our ability to conduct our business, or federal or state actions, any of which could significantly harm our reputation with consumers and other network participants, banks that issue our cards and regulators and could materially and adversely affect our business, operating results and financial condition.

CHANGES IN CREDIT CARD ASSOCIATION OR OTHER NETWORK RULES OR STANDARDS SET BY THE PAYMENT NETWORKS OR CHANGES IN CARD ASSOCIATION AND NETWORK FEES OR PRODUCTS OR INTERCHANGE RATES COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL POSITION AND RESULTS OF OPERATIONS.

We and the banks that issue our cards are subject to card network association rules that could subject us to a variety of fines or penalties that may be levied by the card associations or networks for acts or omissions by us or businesses that work with us, including credit card merchant processors. The termination of the card association registrations held by us through any of the banks that issue our cards or any changes in card association or other network rules or standards, including interpretation and implementation of existing rules or standards, that increase the cost of doing business or limit our ability to provide our products and services could have an adverse effect on our business, operating results and financial condition. In addition, from time to time, card associations could increase the organization and/or processing fees that they charge, which could increase our operating expenses, reduce our profit margin and adversely affect our business, operating results and financial condition. Furthermore, a substantial portion of our operating revenues is derived from interchange fees, and we expect interchange revenues to someday potentially represent a significant percentage of our total operating revenues. The amount of interchange revenues that we earn is highly dependent on the interchange rates that the payment networks set and adjust from time to time. The enactment of the Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, required the Federal Reserve Board to implement regulations that have substantially limited interchange fees for many issuers. While we believe the interchange rates that may be earned by us are exempt from such limitations, in light of this legislation and recent attention generally on interchange rates in the United States, there can be no assurance that the interpretation or enforcement of interchange legislation or regulation will not impact our interchange revenues substantially. If interchange rates decline, whether due to actions by the payment networks, the banks that issue our cards or existing or future legislation, regulation or the interpretation or enforcement thereof, we would likely need to change our fee structure to compensate for lost interchange revenues. To the extent we increase the pricing of our products and services, we might find it more difficult to acquire new card customers and to maintain or grow card usage and customer retention, and we could suffer reputational damage and become subject to greater regulatory scrutiny. We also might have to discontinue certain products or services. As a result, our operating revenues, operating results, prospects for future growth and overall business could be materially and adversely affected.

CHANGES IN LAWS AND REGULATIONS TO WHICH WE ARE SUBJECT, OR TO WHICH WE MAY BECOME SUBJECT, MAY INCREASE OUR COSTS OF OPERATION, DECREASE OUR OPERATING REVENUES AND DISRUPT OUR BUSINESS.

Changes in laws and regulations or the interpretation or enforcement thereof may occur that could increase our compliance and other costs of doing business, require significant systems redevelopment, or render our products or services less profitable or obsolete, any of which could have an adverse effect on our results of operations. We could face more stringent anti-money laundering rules and regulations, as well as more stringent regulations, compliance with which could be expensive and time consuming. Changes in laws and regulations governing the way our products are sold or in the way those laws and regulations are interpreted or enforced could adversely affect our ability to distribute our products and the cost of providing those products and services. If onerous regulatory requirements were imposed on the sale of our products and services, the requirements could lead to a loss of retail distributors, which in turn could materially and adversely impact our operations. State and federal legislators and regulatory authorities have become increasingly focused on the banking and consumer financial services industries and continue to propose and adopt new legislation that could result in significant adverse changes in the regulatory landscape for financial institutions (including card issuing banks) and other financial services companies (including us). Changes in the way we or the banks that issue our cards could expose us and the banks that issue our cards to increased regulatory oversight, more burdensome regulation of our business, and increased litigation risk, each of which could increase our costs and decrease our operating margins. Additionally, changes to the limitations placed on fees, the interchange rates that can be charged or the disclosures that must be provided with respect to our products and services could increase our costs and decrease our operating revenues.

13

THE DODD-FRANK WALL STREET REFORM AND CONSUMER PROTECTION ACT MAY HAVE A SIGNIFICANT ADVERSE IMPACT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

In July 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (“DFA”). The DFA, as well as regulations promulgated thereunder, could have a significant adverse impact on the Company’s business, results of operations and financial condition.

The DFA has resulted in increased scrutiny and oversight of consumer financial services and products, primarily through the establishment of the Consumer Financial Protection Bureau (“CFPB”) within the Federal Reserve. The CFPB has broad rulemaking and enforcement authority over providers of pre-paid cards, among other credit providers. The CFPB has the authority to write regulations under federal consumer financial protection laws, and to enforce those laws. The CFPB regulations have yet to be fully promulgated and depending on how the CFPB functions, it could have a material adverse impact on our business. The impact this new regulatory regime will have on the Company’s business is uncertain at this time.

Many provisions of the DFA require the adoption of rules to implement. In addition, the DFA mandates multiple studies, which could result in additional legislative or regulatory action. Therefore, the ultimate consequences of the DFA and its impact on our Company’s business, results of operations and financial condition remain uncertain.

WE ARE SUBJECT TO VARIOUS PRIVACY RELATED REGULATIONS, INCLUDING THE GRAMM-LEACH-BLILEY ACT WHICH MAY INCLUDE AN INCREASED COST OF COMPLIANCE.

We are subject to various laws, rules and regulations related to privacy, information security and data protection, including the Gramm-Leach-Bliley Act, and we could be negatively impacted by these laws, rules and regulations. The Gramm-Leach-Bliley Act guidelines require, among other things, that each financial institution develop, implement and maintain a written, comprehensive information security program containing safeguards that are appropriate to the financial institution’s size and complexity, the nature and scope of the financial institution’s activities and the sensitivity of any customer information at issue. Our management believes that we are currently operating in compliance with these regulations. However, continued compliance with these laws, rules and regulations regarding the privacy, security and protection of customer and employee data, or the implementation of any additional privacy rules and regulations, could result in higher compliance and technology costs for our Company.

OUR BUSINESS COULD SUFFER IF THERE IS A DECLINE IN THE USE OF PREPAID CARDS AS A PAYMENT MECHANISM OR THERE ARE ADVERSE DEVELOPMENTS WITH RESPECT TO THE PREPAID FINANCIAL SERVICES INDUSTRY IN GENERAL.

As the prepaid financial services industry evolves, consumers may find prepaid financial services to be less attractive than traditional or other financial services. Consumers might not use prepaid financial services for any number of reasons, including the general perception of our industry. For example, negative publicity surrounding other prepaid financial service providers could impact our business and prospects for growth to the extent it adversely impacts the perception of prepaid financial services among consumers. If consumers do not continue or decrease their usage of prepaid cards, our operating revenues may remain at current levels or decline. Predictions by industry analysts and others concerning the growth of prepaid financial services as an electronic payment mechanism may overstate the growth of an industry, segment or category, and you should not rely upon them. The projected growth may not occur or may occur more slowly than estimated. If consumer acceptance of prepaid financial services does not continue to develop or develops more slowly than expected or if there is a shift in the mix of payment forms, such as cash, credit cards, traditional prepaid cards and prepaid cards, away from our products and services, it could have a material adverse effect on our financial position and results of operations.

14

FRAUDULENT AND OTHER ILLEGAL ACTIVITY INVOLVING OUR PRODUCTS AND SERVICES COULD LEAD TO REPUTATIONAL DAMAGE TO US AND REDUCE THE USE AND ACCEPTANCE OF OUR CARDS AND RELOAD NETWORK.

Criminals are using increasingly sophisticated methods to engage in illegal activities involving prepaid/credit/debit cards or cardholder information, such as counterfeiting, fraudulent payment or refund schemes and identity theft. We rely upon third parties for some transaction processing services, which subjects us and our cardholders to risks related to the vulnerabilities of those third parties. A single significant incident of fraud or increases in the overall level of fraud involving our cards, could result in financial or reputational damage to us, which could reduce the use and acceptance of our cards, cause other channel members to cease doing business with us or lead to greater regulation that would increase our compliance costs.

A DATA SECURITY BREACH COULD EXPOSE US TO LIABILITY AND PROTRACTED AND COSTLY LITIGATION, AND COULD ADVERSELY AFFECT OUR REPUTATION AND OPERATING REVENUES.

We, the banks that issue our cards, network acceptance members and/or third-party processors receive, transmit and store confidential customer and other information in connection with the sale and use of our prepaid cards. Encryption software and the other technologies used to provide security for storage, processing and transmission of confidential customer and other information may not be effective to protect against data security breaches by third parties. The risk of unauthorized circumvention of such security measures has been heightened by advances in computer capabilities and the increasing sophistication of hackers. Improper access to our or these third parties’ systems or databases could result in the theft, publication, deletion or modification of confidential customer and other information. A data security breach of the systems on which sensitive cardholder data and account information are stored could lead to fraudulent activity involving our products and services, reputational damage and claims or regulatory actions against us. If we are sued in connection with any data security breach, we could be involved in protracted and costly litigation. If unsuccessful in defending that litigation, we might be forced to pay damages and/or change our business practices or pricing structure, any of which could have a material adverse effect on our operating revenues and profitability. We would also likely have to pay (or indemnify the banks that issue our cards for) fines, penalties and/or other assessments imposed as a result of any data security breach. Further, a significant data security breach could lead to additional regulation, which could impose new and costly compliance obligations. In addition, a data security breach at the bank that issues our cards, network acceptance members or third-party processors could result in significant reputational harm to us and cause the use and acceptance of our cards to decline, either of which could have a significant adverse impact on our operating revenues and future growth prospects.

OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY TECHNOLOGY SURROUNDING OUR SSPC CARDS IS UNCERTAIN.

Our future success may depend significantly on our ability to protect our proprietary rights to the intellectual property upon which our products and services will be based.  Any patents we obtain in the future may be challenged by re-examination or otherwise invalidated or eventually be found unenforceable. Both the patent application process and the process of managing patent disputes can be time consuming and expensive. Competitors may attempt to challenge or invalidate our patents, or may be able to design alternative techniques or devices that avoid infringement of our patents, or develop products with functionalities that are comparable to ours. In the event a competitor infringes upon our patent or other intellectual property rights, litigation to enforce our intellectual property rights or to defend our patents against challenge, even if successful, could be expensive and time consuming and could require significant time and attention from our management. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents against challenges from others.

WE ARE DEPENDENT UPON CONSUMER TASTES WITH RESPECT TO PREFERRED METHODS OF ONLINE PAYMENT FOR THE SUCCESS OF OUR PRODUCTS AND SERVICES.

Our product offerings’ acceptance by consumers and their consequent generation of revenues will depend upon a variety of unpredictable factors, including:

•	Public taste, which is always subject to change;

15

•	The quantity and popularity of other payment systems available to the public;
•	The continued appeal and reputations of our celebrity spokespersons; and
•	The fact that the distribution and sales methods chosen for the products and services we market may be ineffective.

For any of these reasons, our programs may be commercially unsuccessful.  If we are unable to market products which are commercially successful, we may not be able to recoup our expenses and/or generate sufficient revenues. In the event that we are unable to generate sufficient revenues, we may not be able to continue operating as a viable business and an investor could suffer the loss of a significant portion or all of his investment in our Company.

OUR COMPANY IS ECONOMICALLY SENSITIVE TO GENERAL ECONOMIC CONDITIONS, INCLUDING CONTINUED WEAKENING OF THE ECONOMY; THEREFORE A REDUCTION IN CONSUMER PURCHASES OF DISCRETIONARY ITEMS COULD CONSEQUENTLY MATERIALLY IMPACT OUR COMPANY’S FUTURE REVENUES FROM SSPC FOR THE WORSE.

Consumer purchases are subject to cyclical variations, recessions in the general economy and the future economic outlook. Our results may be dependent on a number of factors impacting consumer spending, including general economic and business conditions; consumer confidence; wages and employment levels; the housing market; consumer debt levels; availability of consumer credit; credit and interest rates; fuel and energy costs; energy shortages; taxes; general political 1conditions, both domestic and abroad; and the level of customer traffic on social networking websites. Consumer purchases of discretionary items may decline during recessionary periods and at other times when disposable income is lower. A downturn or an uncertain outlook in the economy may materially adversely affect our business and the success of our SSPC Cards.

Financial Risks

OUR FINANCIAL STATEMENTS HAVE BEEN PREPARED ASSUMING THAT OUR COMPANY WILL CONTINUE AS A GOING CONCERN.

The factors described herein raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from this uncertainty. The report of our independent registered public accounting firm included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern in their audit report for the fiscal years ended September 30, 2012 and 2011.   If we cannot generate the required revenues and gross margin to achieve profitability or obtain additional capital on acceptable terms, we will need to substantially revise our business plan or cease operations and an investor could suffer the loss of a significant portion or all of his investment in our Company.

Matters relating to or arising from the restatement of our previously issued financial statements could have a material adverse effect on our business, operating results and financial condition.

On December 31, 2012, we announced that our previously issued financial statements for the interim periods ended December 31, 2011, March 31, 2012 and June 30, 2012 should no longer be relied upon and would be restated. The reason for the restatement was due to the classification of the our outstanding unregistered Series B Preferred Stock, Common Stock and warrants to purchase our common stock (the “unregistered preferred stock,” “unregistered common stock” and “the warrants,” respectively) as permanent stockholders’ equity rather than temporary or mezzanine stockholders’ equity.  The Registration Rights Agreement for the unregistered preferred stock, unregistered common stock and warrants provides for certain registration rights which do not include adequate penalties if we failed to register these securities by a fixed date.  Consequently, the presumption is that the preferred stock, common stock and related warrants subject to the registration rights may potentially be settled in cash.  Based on the presumption of potential cash settlement, the preferred stock and common stock is required by GAAP to be classified outside of equity as temporary equity until the registration is effective and the warrants are classified as a liability.  As a result, on December 26, 2012 we filed amended quarterly reports for the periods ended December 31, 2011, March 31, 2012 and June 30, 2012 in order to reclassify the common stock from permanent stockholders’ equity into temporary stockholders’ equity and are non-cash in nature.

16

As of March 20, 2013 we amended the Registration Rights Agreement to reflect that we are not required to obtain the effectiveness of a registration statement within a definite time period. In addition, the amended Registration Rights Agreement provides that in the event a holder of a warrant sold in the offerings elects to exercise such warrant on a cashless basis, then the Company may, at its discretion, elect to settle such shares in either registered or unregistered shares.

The restatement may lead to litigation claims and potential regulatory proceedings against us. The defense of any such claims or proceedings may cause the diversion of management’s attention and resources, and we may be required to pay damages if any such claims or proceedings are not resolved in our favor. Any litigation or regulatory proceeding, even if resolved in our favor, could cause us to incur significant legal and other expenses. We also may have difficulty raising equity capital or obtaining other financing. Moreover, we may be the subject of negative publicity focusing on the financial statement adjustments and resulting restatement and negative reactions from our stockholders, creditors or others with which we do business. The occurrence of any of the foregoing could harm our business, operating results and financial condition.

CURRENT MACRO-ECONOMIC CONDITIONS COULD ADVERSELY AFFECT THE FINANCIAL VIABILITY OF OUR COMPANY.

Continuing recessionary conditions in the global economy threaten to cause further tightening of the credit and equity markets and more stringent lending and investing standards. The persistence of these conditions could have a material adverse effect on our access to further needed capital. In addition, further deterioration in the economy could adversely affect our corporate results, which could adversely affect our financial condition and operations.

WE DO NOT EXPECT TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE, AND WE MAY NEVER PAY DIVIDENDS AND, CONSEQUENTLY, THE ONLY OPPORTUNITY FOR INVESTORS TO ACHIEVE A RETURN ON THEIR INVESTMENT IS IF A TRADING MARKET DEVELOPS AND INVESTORS ARE ABLE TO SELL THEIR SHARES FOR A PROFIT OR IF OUR BUSINESS IS SOLD AT A PRICE THAT ENABLES INVESTORS TO RECOGNIZE A PROFIT.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends for the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by state law. Accordingly, we cannot assure investors any return on their investment, other than in connection with a sale of their shares or a sale of our business. At the present time there is a limited trading market for our shares. Therefore, holders of our securities may be unable to sell them. We cannot assure investors that an active trading market will develop or that any third party will offer to purchase our business on acceptable terms and at a price that would enable our investors to recognize a profit.

OUR NET OPERATING LOSS (“NOL”) CARRY-FORWARD IS LIMITED.

We have recorded a valuation allowance amounting to our entire net deferred tax asset balance due to our lack of a history of earnings, possible statutory limitations on the use of tax loss carry-forwards generated in the past and the future expiration of our NOL.  This gives rise to uncertainty as to whether the net deferred tax asset is realizable.  Internal Revenue Code Section 382, and similar California rules, place a limitation on the amount of taxable income that can be offset by carry-forwards after a change in control (generally greater than a 50% change in ownership).  As a result of these provisions, it is likely that given our acquisition of SSPC-CA, future utilization of the NOL will be severely limited.  Our inability to use our Company’s historical NOL, or the full amount of the NOL, would limit our ability to offset any future tax liabilities with its NOL.

17

Corporate and Other Risks

LIMITATIONS ON DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION OF OUR COMPANY’S OFFICERS AND DIRECTORS BY US MAY DISCOURAGE STOCKHOLDERS FROM BRINGING SUIT AGAINST AN OFFICER OR DIRECTOR.

Our Company’s articles of incorporation and bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director.

WE ARE RESPONSIBLE FOR THE INDEMNIFICATION OF OUR OFFICERS AND DIRECTORS.

Should our officers and/or directors require us to contribute to their defense, we may be required to spend significant amounts of our capital. Our articles of incorporation and bylaws also provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our Company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup. If these expenditures are significant, or involve issues which result in significant liability for our key personnel, we may be unable to continue operating as a going concern.

OUR EMPLOYEES, EXECUTIVE OFFICERS, DIRECTORS AND INSIDER STOCKHOLDERS BENEFICIALLY OWN OR CONTROL A SUBSTANTIAL PORTION OF OUR OUTSTANDING COMMON STOCK, WHICH MAY LIMIT YOUR ABILITY AND THE ABILITY OF OUR OTHER STOCKHOLDERS, WHETHER ACTING ALONE OR TOGETHER, TO PROPOSE OR DIRECT THE MANAGEMENT OR OVERALL DIRECTION OF OUR COMPANY.

Additionally, this concentration of ownership could discourage or prevent a potential takeover of our Company that might otherwise result in an investor receiving a premium over the market price for his shares. Approximately half of our outstanding shares of common stock is beneficially owned and controlled by a group of insiders, including our employees, directors and executive officers. Accordingly, our employees, directors, executive officers and insider shareholders may have the power to control the election of our directors and the approval of actions for which the approval of our stockholders is required. If you acquire shares of our common stock, you may have no effective voice in the management of our Company.  Such concentrated control of our Company may adversely affect the price of our common stock. Our principal stockholders may be able to control matters requiring approval by our stockholders, including the election of directors, mergers or other business combinations. Such concentrated control may also make it difficult for our stockholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into different transactions which require stockholder approval. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

WE ARE DEPENDENT FOR OUR SUCCESS ON A FEW KEY EMPLOYEES.

Our inability to retain those employees would impede our business plan and growth strategies, which would have a negative impact on our business and the value of your investment. Our success depends on the skills, experience and performance of key members of our Company.  Each of those individuals may voluntarily terminate his employment with our Company at any time. Were we to lose one or more of these key employees, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. We do not maintain a key man insurance policy on any of our key employees.

SHOULD WE BE SUCCESSFUL IN TRANSITIONING TO A COMPANY GENERATING SIGNIFICANT REVENUES, WE MAY NOT BE ABLE TO MANAGE OUR GROWTH EFFECTIVELY, WHICH COULD ADVERSELY AFFECT OUR OPERATIONS AND FINANCIAL PERFORMANCE.

The ability to manage and operate our business as we execute our growth strategy will require effective planning. Significant rapid growth could strain our internal resources, leading to a lower quality of customer service, reporting problems and delays in meeting important deadlines resulting in loss of market share and other problems that could adversely affect our financial performance. Our efforts to grow could place a significant strain on our personnel, management systems, infrastructure and other resources. If we do not manage our growth effectively, our operations could be adversely affected, resulting in slower growth and a failure to achieve or sustain profitability.

18

Capital Market Risks

OUR COMMON STOCK IS THINLY TRADED, SO YOU MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL IF YOU NEED TO SELL YOUR SHARES TO RAISE MONEY OR OTHERWISE DESIRE TO LIQUIDATE YOUR SHARES.

There is limited market activity in our stock and we may be too small to attract the interest of many brokerage firms and analysts. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained. While we are trading on OTCQB, the trading volume we will develop may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in over-the-counter stocks and certain major brokerage firms restrict their brokers from recommending over-the-counter stocks because they are considered speculative, volatile, thinly traded and the market price of the common stock may not accurately reflect the underlying value of our Company.  The market price of our common stock could be subject to wide fluctuations in response to quarterly variations in our revenues and operating expenses, announcements of new products or services by us, significant sales of our common stock, including “short” sales, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in our markets or general economic conditions.

THE APPLICATION OF THE “PENNY STOCK” RULES TO OUR COMMON STOCK COULD LIMIT THE TRADING AND LIQUIDITY OF THE COMMON STOCK, ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND INCREASE YOUR TRANSACTION COSTS TO SELL THOSE SHARES.

As long as the trading price of our common stock is below $5 per share, our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. The Financial Industry Regulatory Authority, or FINRA, has adopted sales practice requirements which may also limit a stockholder's ability to buy and sell our stock. In addition to the "penny stock" rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities. The stock market in general and the market prices for penny stock companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.  Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include 1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; 2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; 3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; 4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and 5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices as well as the regulatory disclosure requirements set forth above could increase the volatility of our share price, may limit investors’ ability to buy and sell our securities and have an adverse effect on the market price for our shares of common stock.

19

WE MAY NOT BE ABLE TO ATTRACT THE ATTENTION OF MAJOR BROKERAGE FIRMS, WHICH COULD HAVE A MATERIAL ADVERSE IMPACT ON THE MARKET VALUE OF OUR COMMON STOCK.

Security analysts of major brokerage firms may not provide coverage of our common stock since there is no incentive to brokerage firms to recommend the purchase of our common stock. The absence of such coverage limits the likelihood that an active market will develop for our common stock. It will also likely make it more difficult to attract new investors at times when we require additional capital.

WE MAY BE UNABLE TO LIST OUR COMMON STOCK ON NASDAQ OR ON ANY SECURITIES EXCHANGE.

Although we intend to apply to list our common stock on NASDAQ in the future, we cannot assure you that we will be able to meet the initial listing standards, including the minimum per share price and minimum capitalization requirements, or that we will be able to maintain a listing of our common stock on this trading. Until such time as we qualify for listing on NASDAQ or another national securities exchange, our common stock will continue to trade on OTCQB or another over-the-counter quotation system where an investor may find it more difficult to dispose of shares or obtain accurate quotations as to the market value of our common stock. In addition, rules promulgated by the SEC impose various practice requirements on broker-dealers who sell securities that fail to meet certain criteria set forth in those rules to persons other than established customers and accredited investors.  Consequently, these rules may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock. It would also make it more difficult for us to raise additional capital.

FUTURE SALES OF OUR EQUITY SECURITIES COULD PUT DOWNWARD SELLING PRESSURE ON OUR SECURITIES, AND ADVERSELY AFFECT THE STOCK PRICE.

There is a risk that this downward pressure may make it impossible for an investor to sell his or her securities at any reasonable price, if at all. Future sales of substantial amounts of our equity securities in the public market, or the perception that such sales could occur, could put downward selling pressure on our securities, and adversely affect the market price of our common stock.

Risks related to the Offer to Amend and Exercise.

Our Board of Directors makes no recommendation with regard to whether you should accept the Offer to Amend and Exercise.

Although our Board of Directors has approved the Offer to Amend and Exercise, it makes no recommendation as to whether holders of Original Warrants should accept the Offer to Amend and Exercise. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Original Warrants for purposes of negotiating the terms of the Offer to Amend and Exercise. We cannot assure you that the value of the shares issued upon exercise of the Amended Warrants will in the future equal or exceed the exercise price per share of the Amended Warrants. We do not take a position as to whether you ought to participate in the Offer to Amend and Exercise.

If you choose to participate in the Offer to Amend and Exercise, you will be required to exercise your Amended Warrants for Common Stock, and will be subject to all the risks associated with being a stockholder of the Company.

The Amended Warrants will terminate if the holders do not exercise their Amended Warrants prior to the Expiration Date. If you choose to participate in the Offer to Amend and Exercise, you will be required to exercise your Amended Warrants prior to the Expiration Date. As a result, you will be subject to all the risks and uncertainties set forth in these risk factors as a holder of the Company’s Common Stock. In addition, you will be giving up the time value attributable to your Original Warrant by exercising the Original Warrant, as amended, prior to the original 5-year expiration date.

The shares of Common Stock issuable upon exercise of the Amended Warrants are “restricted securities”.

The shares of Common Stock issuable upon exercise of the Amended Warrants are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement. Absent the filing of a registration statement registering the shares issuable upon exercise of the Amended Warrants, the holder (including any transferees or acquirers) will be required to qualify for an exemption from the registration requirements, which may require a holding period of at least six months.

20

Income tax consequences of participation in the Offer to Amend and Exercise.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of amending the Original Warrants and immediately exercising the Amended Warrants. You should consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer to Amend and Exercise.

We will have substantial discretion over the use of proceeds we receive from the exercise of Amended Warrants.

Our management will retain broad discretion over the use of proceeds from the Offer to Amend and Exercise. The amounts and timing of the expenditures may vary significantly depending on numerous factors. The occurrence of certain unforeseen events or changed business conditions, however, could result in the application of the proceeds resulting from the exercise of the Amended Warrants in a manner other than as described in this Offer to Amend and Exercise.

DESCRIPTION OF THE OFFER TO AMEND AND EXERCISE

The Company is offering to amend, upon the terms and subject to the conditions set forth herein, warrants to purchase an aggregate of 2,529,572 shares of common stock (the “Offer to Amend and Exercise”), including: (i) outstanding warrants to purchase an aggregate of 634,916 shares of the Company’s common stock issued to investors participating in the Company’s private placement financing completed on December 13, 2012 and November 30, 2012 (the “December Warrants”), of which 541,667 are exercisable at an exercise price of $7.50 per share (the “$7.50 December Warrants”) and 93,249 are exercisable at an exercise price of $9.00 per share (the “$9.00 December Warrants”); (ii) outstanding warrants to purchase an aggregate of 1,016,518 shares of the Company’s common stock issued to investors participating in the Company’s private placement financings closed on July 19, 2012, June 20, 2012, May 24, 2012 and March 31, 2012 (the “Investor Warrants”), of which 833,333 are exercisable at an exercise price of $7.50 per share (the “$7.50 Investor Warrants”) and 183,185 are exercisable at an exercise price of $9.00 per share (the “$9.00 Investor Warrants”); (iii) outstanding warrants to purchase an aggregate of 446,188 shares of the Company’s common stock issued to investors participating in the Company’s private placement financing completed on October 21, 2011 and November 21, 2011 (the “2011 Warrants”) of which 33,334 are exercisable at an exercise price of $7.50 per share (the “$7.50 2011 Warrants”) and 112,854 are exercisable at an exercise price of $9.00 per share (the “$9.00 2011 Warrants”); and (iv) outstanding warrants to purchase an aggregate of 431,950 shares of the Company’s common stock issued to investors participating in the Company’s private placement financings closed on November 16, 2010 (the “2010 Warrants”), of which 125,000 are exercisable at an exercise price of $6.00 per share (the “$6.00 2010 Warrants”) and 306,950 are exercisable at an exercise price of $9.00 per share (the “$9.00 2010 Warrants”)(the $7.50 December Warrants, $7.50 Investor Warrants and the $7.50 2011 Warrants collectively referred to as the “$7.50 Original Warrants”, the “$9.00 December Warrants, $9.00 Investor Warrants, $9.00 2011 Warrants and $9.00 2010 Warrants collectively referred to as the “$9.00 Original Warrants”). The $9.00 Original Warrants, $7.50 Original Warrants and the $6.00 2010 Warrants are collectively referred to as the “Original Warrants”. Pursuant to the Offer to Amend and Exercise, the $9.00 Original Warrants will be amended to reduce the exercise price of the $9.00 Original Warrants from $9.00 per share to $2.25 per share of common stock in cash on the terms and conditions set forth in the Offer to Amend and Exercise. In addition, pursuant to the Offer to Amend and Exercise the $7.50 Original Warrants will be amended to reduce the exercise price of the $7.50 Original Warrants from $7.50 per share to $2.25 per share of common stock in cash on the terms and conditions set forth in the Offer to Amend and Exercise. Finally, pursuant to the Offer to Amend and Exercise the $6.00 2010 Warrants will be amended to reduce the exercise price of the $6.00 2010 Warrants from $6.00 per share to $2.25 per share of common stock in cash on the terms and conditions set forth in the Offer to Amend and Exercise. There is no minimum participation requirement with respect to the Offer to Amend and Exercise.

21

Pursuant to the Offer to Amend and Exercise, the Amended Warrants will be amended to: (i) reduce the exercise price of the $9.00 Original Warrants from $9.00 per share to $2.25 per share of common stock; (ii) reduce the exercise price of the $7.50 Original Warrants from $7.50 per share to $2.25 per share of common stock; (iii) reduce the exercise price of the $6.00 2010 Warrants from $6.00 per share to $2.25 per share of common stock; and (iv) shorten the exercise period of the Original Warrants so that they expire concurrently with the expiration of the Offer to Amend and Exercise at 5:00 p.m. (Eastern Standard Time) on July 8, 2013, as may be extended by the Company in its sole discretion (“Expiration Date”). Other than set forth above, the terms of the Original Warrants will remain unmodified and in full force and effect.

Purpose of the Offer to Amend and Exercise and Use of Proceeds

Fund Raising: An additional purpose of the Offer to Amend and Exercise is to raise funds to support the Company’s future operations and capital requirements by encouraging the participating holders to exercise their Original Warrants by significantly reducing the exercise price and shortening the exercise period. The funds obtained will be used by the Company as working capital and for other general corporate purposes.

Eligible Original Warrants

The following Original Warrants are subject to the Offer to Amend and Exercise:

•	December Warrants: Outstanding warrants to purchase 634,916 shares of the Company’s common stock issued to investors participating in the Company’s private placement financing which closed on December 13, 2012 and November 30, 2012, as amended;

•	Investor Warrants: Outstanding warrants to purchase 986,768 shares of the Company’s common stock issued to investors participating in the Company’s private placement financings closed on July 19, 2012, June 20, 2012 and May 24, 2012, as amended;

•	2011 Warrants: Outstanding warrants to purchase 446,188 shares of the Company’s common stock issued to investors participating in the Company’s private placement financing completed on October 21, 2011 and November 21, 2011; and

•	2010 Warrants: Outstanding warrants to purchase 431,950 shares of the Company’s common stock issued to investors participating in the Company’s private placement financings closed on November 16, 2010.

Expiration Date

The Offer to Amend and Exercise will be open through 5:00 p.m., Eastern Standard Time on July 8, 2013, as may be extended by the Company in its sole discretion.

Terms of Amended Warrants

Pursuant to the Offer to Amend and Exercise, the Original Warrants will be amended as described below:

•	New Exercise Price: The exercise price of the $7.50 Original Warrants; $9.00 Original Warrants; and $6.00 2010 Warrants will be reduced from $7.50, $9.00 and $6.00 per share, respectively, to $2.25 per share.

•	New Termination Date: The termination date of the Original Warrants is being shortened to run concurrently with the Expiration Date.

•	No Cashless Exercise: The Amended Warrants must be exercised for cash, and any cashless exercise provisions in the Original Warrants will be inapplicable to the Offer to Amend and Exercise. The shares of common stock issuable upon the exercise of the Amended Warrants will be issued to the holder promptly after the holder’s exercise of the Amended Warrants.

•	Other Terms: Except as set forth above all other terms of the Amended Warrants will be the same as the terms of the Original Warrants. See the forms of Amended Warrants attached hereto as Exhibits (a)(1)(D), (a)(1)(E), (a)(1)(F), (a)(1)(G), (a)(1)(H), (a)(1)(I), (a)(1)(J) and (a)(1)(K) to the Schedule TO.

22

Conditions to the Offer to Amend and Exercise

The Offer to Amend and Exercise is subject to certain conditions, as described herein:

(i)          Participation in the Offer to Amend and Exercise is limited to “accredited investors” as that term is defined in Rule 501 of the Securities Act.

(ii)         In addition, we are not making this Offer to Amend and Exercise to, nor will we accept any Election to Participate and Exercise Warrant from or on behalf of, Original Warrant holders in any jurisdiction in which the Offer to Amend and Exercise or the exercise of the Amended Warrants would not be in compliance with the laws of such jurisdiction.

As part of the Election to Participate and Exercise Warrant, the holders of the Original Warrants must complete an Accredited Investor Questionnaire. The holders of the Original Warrants previously represented to the Company that they were “accredited investors” in connection with the transactions in which such holders acquired the Original Warrants. However, the Company will not accept any Election to Participate and Exercise Warrant from or on behalf of, any Original Warrant holders if the Company determines that a valid securities exemption is not available under the Securities Act.

In addition, we are not making this Offer to Amend and Exercise to, nor will we accept any Election to Participate and Exercise Warrant from or on behalf of, Original Warrant holders in any jurisdiction in which the Offer to Amend and Exercise or the exercise of the Amended Warrants would not be in compliance with the laws of such jurisdiction.

You may not elect to amend but not exercise your Original Warrants. Participation in this Offer to Amend and Exercise requires both amendment of your Original Warrants and your exercise of the Amended Warrants, which will happen simultaneously should you choose to participate.

Original Warrants of holders that elect not to participate and exercise will remain outstanding pursuant to their original terms.

Extension of Offer to Amend and Exercise Period; Termination; Amendments

The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the Expiration Date.

There can be no assurance, however, that the Company will exercise its right to extend the Offer to Amend and Exercise. Amendments to the Offer to Amend and Exercise will be made by written notice thereof to the holders of the Original Warrants. Material changes to information previously provided to holders of the Original Warrants in this Offer to Amend and Exercise or in documents furnished subsequent thereto will be disseminated to holders of Original Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer to Amend and Exercise, materially amend the Offer to Amend and Exercise, the Company will ensure that the Offer to Amend and Exercise remains open long enough to comply with U.S. federal securities laws.

If the Company materially changes the terms of the Offer to Amend and Exercise or the information concerning the Offer to Amend and Exercise, or it waives a material condition of the Offer to Amend and Exercise, the Company will extend the Offer to Amend and Exercise to the extent required under applicable law. The minimum period during which an offer must remain open following any material change in the terms of the Offer to Amend and Exercise or information concerning the Offer to Amend and Exercise (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought all of which require up to ten (10) additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

23

Procedures for Participating in Offer to Amend and Exercise and Exercising Amended Warrants

To participate in the Offer to Amend and Exercise and exercise an Amended Warrant and receive the number of shares of Company common stock issuable therefor, you must deliver to the Company before the Expiration Date all of the following: (i) a signed copy of the Election to Participate and Exercise Warrant, (ii) a signed copy of an Accredited Investor Questionnaire, (iii) the original copy of your Original Warrant (or an Affidavit of Lost Warrant) for cancellation, and (iv) cash in the amount equal to $2.25 per share multiplied by the number of shares of common stock the holder elects to purchase (collectively, the “Acceptance and Exercise Documents”).

The cash exercise price may be tendered in the form of a check payable to The SpendSmart Payments Company or by wire transfer to the Company’s account as set forth in the Election to Participate and Exercise Warrant. Each of these items must be properly delivered, before the Expiration Date to: The SpendSmart Payments Company, 2680 Berkshire Pkwy, Suite 130, Des Moines, IA 50325; Attn: Corporate Secretary, telephone (866) 497-6081.

Manner of Acceptance of Payment and Issuance of Shares

If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to 5:00 p.m., Eastern Standard Time on July 8, 2013, the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise), promptly following the Expiration Date, we intend to notify our depositary institution and our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of Company common stock issuable under the Amended Warrant .

Withdrawal Rights

If you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit the Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned, before the 5:00 p.m., Eastern Standard Time on July 8, 2013, the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise), to: The SpendSmart Payments Company, 2680 Berkshire Pkwy, Suite 130, Des Moines, IA 50325; Attn: Corporate Secretary, telephone (866) 497-6081. Following the Expiration Date, you cannot withdraw your Election to Participate and Exercise Warrant. However, if we have not accepted your tendered Original Warrants and other Acceptance and Exercise Documents by August 5, 2013, which is the fortieth business day from the commencement of the Offer to Amend and Exercise, you may change your mind and submit a Notice of Withdrawal to us after July 8, 2013.

If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election to Participate and Exercise Warrant, (ii) return the original copy of your Original Warrant (which will remain unmodified and in full force and effect), or issue you a new Original Warrant if you submitted an Affidavit of Lost Warrant, and (iii) provide you with a check equal to the amount of cash you paid upon exercise of the Amended Warrant.

Registration of Warrant Shares

The Original Warrants, the Amended Warrants and the shares of common stock issuable upon exercise of the Original or Amended Warrants are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement. There is no established trading market for the Original Warrants or the Amended Warrants, and we do not intend to list the Original Warrants or the Amended Warrants for trading on any exchange or market. Absent the filing of a registration statement registering the shares issuable upon exercise of the Amended Warrants, the holder (including any transferees or acquirers) will be required to qualify for an exemption from the registration requirements, which may require a holding period of at least six months.

Transactions and Agreements Concerning Original Warrants

Except with respect to the Warrant Agent Agreement described in Item 8(b) of the Summary Term Sheet, none of our directors or executive officers participated in any transaction involving the Original Warrants during the past 60 days.

24

Source and Amount of Funds

Because this transaction is solely an offer to holders to amend their outstanding Original Warrants, there are no funds or other consideration being paid to participants. The Company will use its existing working capital to pay the fees and expenses associated with this Offer to Amend and Exercise.

Financial Information Regarding The Company

The Company’s financial statements are incorporated herein by reference:

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, filed with the SEC on May 17, 2013;

•	Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2012, filed with the SEC on February 13, 2013; and

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2012, filed with the SEC on December 26, 2012.

The full text of the Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K, as well as the other documents the Company has filed with the Commission prior to, or will file with the Commission subsequent to, the filing of this Tender Offer Statement on Schedule TO, can be accessed electronically on the Commission’s website at www.sec.gov. In addition, the Company makes available, free of charge on its website all filings that are made electronically with the SEC. These materials can be found in the “Investors” section of the Company’s website at www.organovo.com, by clicking the “SEC Filings” link. Copies of our SEC filings are also available without charge upon written request addressed to: The SpendSmart Payments Company, 2680 Berkshire Pkwy, Suite 130, Des Moines, IA 50325; Attn: Corporate Secretary, telephone (866) 497-6081.

Our net tangible book value as of September 30, 2012 was approximately $3,336,271, or approximately $0.03 per share. Net tangible book value per share represents our total tangible assets less total tangible liabilities, divided by the number of shares of common stock outstanding as of September 30, 2012.

Interests Of Directors And Executive Officers In The Offer To Amend And Exercise

As of the date of this Offer to Amend and Exercise Warrants to purchase common stock, there were outstanding Original Warrants to purchase an aggregate of 2,529,572 shares of common stock. The Company’s executive officers, directors and control persons, as described below, hold the following Original Warrants and will be entitled to participate in the Offer to Amend and Exercise on the same terms and conditions as the other holders of Original Warrants:

Name	Position with the Company	Number of Original Warrants Held	Percentage of Original Warrants Total
Ka Cheong Christopher Leong (1)	Director	333,333	13.2%

Except as set forth above, none of the Company’s other executive officers, directors or control persons hold Original Warrants.

Legal Matters And Regulatory Approvals

We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer to Amend and Exercise and the issuance of the shares of common stock upon the exercise of the Amended Warrants. Our obligations under the Offer to Amend and Exercise are subject to the conditions described in Section 6 “Conditions of the Offer to Amend and Exercise” above.

25

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences that we believe will be applicable to Original Warrant holders who participate in the Offer to Amend and Exercise. However, we have not requested a ruling from the IRS or any opinion of counsel with regard to the treatment of warrant holders participating in the exchange and there can be no assurance, as discussed below, that the IRS will not take a position inconsistent with our expectations.

This discussion does not address all aspects of federal income taxation that may be relevant to you in light of your particular circumstances, or to those Original Warrant holders who are subject to special rules, such as financial institutions and mutual funds; banks; insurance companies; investment companies; retirement plans; tax-exempt organizations; dealers or traders in securities; any person that holds their Original Warrants as part of a straddle or hedge arrangement; partnerships or other pass-through entities; persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts for U.S. federal income tax purposes or whose functional currency is not the U.S. dollar; or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code (the “Code”).

This discussion assumes that Original Warrant holders hold the Original Warrants as capital assets. In addition, the following discussion does not address the tax consequences of the participation in the Offer to Amend and Exercise under foreign, state or local tax laws. You are urged to consult your tax advisors as to the U.S. federal income tax consequences of participating in the Offer to Amend and Exercise and related reporting obligations, as well as the effects of state, local and non-U.S. tax laws and U.S. tax laws other than income tax laws.

Tax treatment of Original Warrant holders participating in the Offer to Amend and Exercise.

Although not free from doubt, the Company intends to take the position that the amendment of your Original Warrants followed by an exercise of the Amended Warrants is treated as an exchange of Original Warrants for Amended Warrants which constitutes a recapitalization for U.S. federal income tax purposes, followed by the subsequent exercise of the Amended Warrants. Under this treatment, (i) an Original Warrant holder who participates in the Offer to Amend would not recognize any gain or loss as a result of amending the Original Warrants, (ii) such U.S. holder’s tax basis in the shares of our common stock received upon exercise of the Amended Warrants would be equal to the U.S. holder’s tax basis in the Original Warrants plus the amount of any cash paid to exercise the Amended Warrants, and (iii) the holding period of the common stock would begin on the day after the exercise of the Amended Warrants.

Because of the lack of authority dealing with transactions similar to the Offer to Amend, the U.S. federal income tax consequences of the Offer to Amend are unclear, and alternative characterizations are possible that could require you to recognize gain or loss or may impact your holding period. The Internal Revenue Service has not made a determination, nor has the Company received any opinion of counsel, on the U.S. federal income tax consequences of the Offer to Amend or of a holder’s participation in the Offer to Amend. Therefore, we urge you to consult your tax advisor regarding the potential tax consequences of the Offer to Amend to you in your particular circumstances, including the consequences of possible alternative characterizations.

Distributions on Common Stock Received upon Exercise of New Warrants

After you exercise the Amended Warrant, any distributions you receive in respect of our common stock generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our common stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a corporate holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Common Stock

You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our common stock equal to the difference between (1) the amount of cash and the fair market value of any property received and (2) your adjusted tax basis in the shares of our common stock. Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period in the common stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

26

Medicare Tax

Certain holders that are individuals, estates or trusts will be subject to a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock, subject to certain exceptions. You are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains arising from ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, common stock. Under the Code and applicable Treasury Regulations, a holder of common stock may be subject to backup withholding with respect to dividends paid on common stock, or the proceeds of a sale, exchange or disposition of common stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. You should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

Fees and Expenses

The Company has retained Maxim to act as its Warrant Agent for the Offer to Amend and Exercise pursuant to a Warrant Agent Agreement, attached as Exhibit d(1) to its Schedule TO. Maxim, in accordance with the terms of the Warrant Agent Agreement, shall use reasonable commercial efforts to contact holders of the Original Warrants by mail, telephone, facsimile, or other electronic means and solicit their participation in the Offer to Amend and Exercise. Maxim will receive a fee equal to 6% of the cash exercise prices paid by holders of the Original Warrants who participate in the Offer to Amend and Exercise. In addition, the Company has agreed to reimburse Maxim for its reasonable attorney’s fees up to $15,000, and reasonable out-of-pocket expenses up to $5,000. The Company has agreed to indemnify Maxim against certain liabilities in connection with the Offer to Amend and Exercise, including certain liabilities under the federal securities laws.

Transfers

The terms of the Original Warrants provide that a holder may transfer the Original Warrants to a third party if the transfer qualifies for an exemption from the registration requirements of the Securities Act to the reasonable satisfaction of the Company. Any holder of an Original Warrant who desires to transfer an Original Warrant should contact the Company prior to such transfer to ensure that the planned transfer satisfies the transfer restrictions set forth in the Original Warrants.

27

EXECUTIVE SUMMARY

History

Our Company was originally incorporated in the State of Colorado on May 14, 1990. On October 16, 2007, we acquired SpendSmart-CA. Through SpendSmart-CA, we develop and market innovative online and traditional retail youth payment solutions. On May 1, 2009, our Company changed our name from IdeaEdge, Inc. to Socialwise, Inc., and our stock traded under the symbol “SCLW.OB”. On May 25, 2011, we changed our name to BillMyParents, Inc. and beginning June 13, 2011, our stock traded under the symbol “BMPI.OB.” On February 15, 2013 we changed our name to The SpendSmart Payments Company and on February 28, 2013 our stock began trading under the symbol “SSPC”. On April 25, 2013, we implemented a reverse split of our common stock on a 1:15 basis.

Current Business

SSPC’s mission is to bring products to market that empower and encourage responsible spending. The company’s flagship product, the SpendSmart Prepaid MasterCard, provides a simple, low-cost and convenient money management solution to young people under the supervision and guidance of a responsible adult. The company is developing a number of payment solution options to serve the needs of a range of demographic groups both in the U.S. and internationally.

Product – SpendSmart MasterCard

We believe SSPC is currently the only prepaid card platform that is truly optimized for the teen/parent relationship. Our platform gives teens the full benefits of a prepaid MasterCard, while allowing parents to seamlessly monitor and control their teen’s spending. We think a prepaid card program for teens needs to address both the distinct dynamics of teen card use, as well as parent concerns about responsible use of a prepaid card by the teen both off-line and on-line. We believe the teen cardholder needs distinct features such as immediate access to their card balance along with the ability to easily request and receive funds from multiple sources like mom, dad, step-parents, aunts, uncles, siblings, and grandparents; or even the ability to use the card to receive payments from individuals that may employ them for odd jobs like babysitting. Parents need distinct teen prepaid card account features such as the ability to monitor the teen’s purchase transactions real-time through text messages and mobile applications, the ability to instantly load cash through a few clicks on a mobile phone in case of an emergency, and the ability to instantly lock the card account in case of misuse or misplacement of the card. We believe all of these features allow SSPC to create a superior consumer experience.

On February 13, 2013, we entered into a card servicing agreement with Republic Bank. The Republic Bank agreement has an initial term of two (2) years, and will be automatically extended for additional one year terms unless either party terminates the agreement with prior written notice. Pursuant to the agreement, Republic Bank will provide certain bank products, including pre-paid cards. In addition, we will jointly work with Republic Bank to offer and sponsor programs and cards offered pursuant to the agreement.

Market Overview and Business Model

We believe there is a compelling opportunity available to our Company to address a pressing need young people have for responsible management of their finances while giving parents visibility over such activity. Prepaid reloadable cards (“SSPC Cards”) are similar to financial institution debit cards, without the need for a related account and potential credit risks. SSPC Cards offer significant advantages over cash and/or the use by young people of their parent’s or guardian’s credit or debit card. For a comparatively small cost, SSPC Cards offer what we believe are compelling features for young people and adults alike. Included among the features of our SSPC Cards are:

•	No credit implications from the use of the cards for either young people or parents
•	No overdrafts or related fees
•	Controllable transaction alerts to adults at times and frequencies determined by the parent
•	Ability of the parent to quickly lock and unlock the card for transactions

28

•	Money loaded on the card is protected if the card is lost and transferred to a new card
•	Parents have the ability to transfer money quickly to the young person’s card in an emergency
•	Parents have the ability to monitor their teen’s spending

We believe the SSPC Card is an excellent option allowing young people to be exposed to the financial world at a very early age. Teaching young people how to spend within a stipulated budget, SSPC Cards are accepted anywhere MasterCard™ is accepted. Under newly enacted legislation card holders are required to be 21 years old to be eligible for a regular credit card (if the parent does not guarantee the balance). SSPC Cards allow young people 13 years and older to have the card in their own name without credit implications for a parent. SSPC Card holders have other convenient options including the reloading of cards through direct deposit or automated fund transfer if desired.

Currently, we have a disagreement with one of our non-exclusive credit card processors, regarding an alleged unpaid balance. As of the date of this Offer to Amend and Exercise, our disagreement remains unresolved. We are currently in arbitration in an attempt to resolve the dispute, and as of the date of this Offer to Amend and Exercise, no arbitration hearing has been scheduled.

Financial Model

Revenues from SSPC are derived from fees from cardholders for various services we provide and fees we receive from merchants when our cards are used. The direct costs incurred by us in connection with SSPC include discounts and per transaction charges from merchant credit card companies and amounts paid to our processing partner for card issuance and transaction costs.

Source: Company Websites

Source: Company Websites

29

We continue to extensively employ service providers for the build out and ongoing maintenance of the platform and payment system, as well as for marketing, design, business development and other general and administrative functions of our Company.

Strategy

We plan to continue to introduce new features to SSPC that we hope will lead the public to associate SSPC with responsible teen and young adult spending. We plan to make potential consumers aware of SSPC through marketing with endorsements from well-known personalities and celebrities, joint promotional opportunities with providers of consumer products and services (including non-profits), financial institution partnerships, and traditional advertising.

Industry Overview

According to 2013 Nielsen prepaid forecasts, the total dollar uploads on prepaid debit cards in 2011 was estimated to be $186 billion, with projected growth by 2016 to $275 billion – a 48% increase. In addition, prepaid trends for 2016 include an estimated 40% growth in prepaid card adoption rates and 34% growth in transaction frequency.

The Teen and College Segment

In 2009, 46% of U.S. households had children under 18 living at home, according to the U.S. Census Bureau Statistics (July 2009). If you include households with 18 to 24 year-olds living at home or in college, the total market is more than half the country.

According to the U.S. Census Bureau, Statistical Abstract of the United States: 2012, the number of Americans between the ages of 10 and 24 stands at more than 63 million (over 20% of U.S. population):

•	43 million, ages 15 to 24 (14% of population)
•	20 million, ages 10 to 14 (6.5% of population)

2012 Teenager Consumer Spending Statistics from MarketingVox estimate that teen-only segment accounts for $209 billion in annual spending. $91 billion of that is spent by the teens themselves and $118 is spent by parents on their teens. The average annual income of a 12 – 14 year old is $2,167 annually, while the annual income of a 15-17 year old is $4,023 per year.

According to Charles Schwab’s 2011 Teens & Money survey findings, 77% of teens believe they are knowledgeable about money management, but only 35% know how to balance a checkbook or check the accuracy of a bank statement, only 38% know how to establish good credit, while only 31% even know what a credit score is, and only 17% know what a 401k plan is. The above survey findings indicate that there is a gap between what teens think they know and what they actually know about managing money.

Consumers

According to the Tremor SSPC MasterCard Survey, 95% of women are financial decision-makers in their households. Asked what their major financial needs are, mothers cited financial education, budgeting and tracking tools to help organize their lives. In other words, mothers are looking for smarter ways to manage household budgets, suggesting an opportunity.

According to the “Youth Segment Prepaid Products – Visa research, parents’ primary interest drivers for prepaid products for teens are the following:

•	Help keep track of money

•	Prevent overspending

•	Manage a budget

30

•	Control spending

•	Have greater visibility

•	Make it convenient and secure

SSPC has largely based its card on the following teen prepaid card product characteristics.

Source: Visa, April 2011, Youth Segment Prepaid Products - Consumers Insights & Opportunity.

According to Visa’s “Youth Segment Prepaid Products - Consumer Insights & Opportunity” April 2011 study, both parents and teens demonstrate a strong preference for a highly visible and simple flat fee pricing model configured as a monthly fee.

Messaging that Resonates

•	Parents: Give Us Control

-	Parents perceived our Card to be a more flexible alternative to traditional checking/debit cards and credit cards; one that allows them a high degree of control over their child’s finances

-	Several benefits resonated strongly in the areas of control, visibility, financial education and security

•	Teens: When Can I Get One?

-	Our Card has an aspirational quality that many teens responded to on a functional level, and particularly, on an emotive level

-	Core benefits for teens include a sense of maturity, independence, convenience and security

Pricing that Resonates

•	No transaction-fee based models which deter purchase interest significantly
•	No unexpected fees which ultimately drive down adoption usage and loyalty
•	Additionally, parents and teens find an upfront annual payment option appealing, particularly when the annual rate is offered at a discount

31

•	A monthly fee of $3.00 is optimal though there is little impact to purchase interest when the monthly fee is increased to a maximum of $5.00
•	To drive acquisition and usage, consumer fees should be configured as a monthly fee at a maximum of $5.00 per month with an annual fee option

Marketing and Sales

We have embarked on several marketing initiatives, including the following.

•	On February 13, 2013 we entered into a card servicing agreement with Republic Bank. Pursuant to the agreement, the Republic Bank will provide certain bank products, including pre-paid cards. In addition, we will jointly offer and sponsor programs and cards offered.

•	In January 2013, we entered into a Promotion/Endorsement Agreement (the “P/E Agreement”) with Scooter Braun Projects, LLC. The P/E Agreement has a term of eighteen (18) months (the “Term”). Pursuant to the P/E Agreement, Scooter Braun Projects, LLC will assist the Company in identifying and pursuing business development opportunities relating to our products, including reaching out to celebrities, marketing our products and performing a market survey.

•	On November 20, 2012 we entered into a Promotion/Endorsement Agreement with Justin Bieber Brands, LLC, pursuant to which Justin Bieber Brands, LLC will promote and endorse the Company’s products through various media set forth in the agreement. The services include the approved use of Justin Bieber’s likeness and image, and promotion of the Company’s products across social media, including postings on Facebook, Twitter and Instagram, videos, voicemail and e-mail messages from Justin Bieber to Company cardholders, and other cardholder experiences.

•	On September 24, 2012, we entered into a partnership with PlayMG Corp. Pursuant to the agreement, PlayMG will package their gaming device with a mock SpendSmart Prepaid MasterCard and links to sign-up for an actual card, as well as instructions on how to load the card as the payment source for the gaming device. Initial results from this partnership show stronger conversion rates than any other programs and could prove to be the learning ground for developing a larger gaming strategy.

•	On September 18, 2012, we entered into a partnership with The Petty Family Foundation. Pursuant to the agreement, The Petty Family Foundation will be promoting the SpendSmart Prepaid MasterCard to its constituents. The Petty Family has a long history on the NASCAR circuit and supports many charities.

•	On August 7, 2012, we entered into a partnership with Autism Speaks. Pursuant to the agreement, Autism Speaks will be promoting the SpendSmart Prepaid MasterCard to its base of over 1.4MM active members. The SpendSmart card will help with the mission of fostering independence for teens and families affected by autism. SpendSmart also supports Autism Speaks through it’s charitable giving functionality on www.spendsmartcard.com.

Competitive Business Conditions

In addition to American Express™ and their Pass™ teen prepaid card program, our competition consists of a handful of smaller players offering teen-focused prepaid cards. While we expect that American Express™ will achieve a level of success with their Pass™ card program, we believe that Pass™ will be difficult to market to parents that do not currently have or are not considering, an American Express™ card of their own. We believe that this will limit their market penetration and consequently leave the bulk of this market to companies based on MasterCard™ or Visa™ prepaid cards such as SSPC. We believe that currently none of our competitors in our similar situation have adequate products or funding to compete effectively with SSPC. Additionally, MasterCard™ and Visa™ are accepted in more locations than American Express™, which may provide us with an advantage over the Pass™ card.

The market for prepaid cards is large, growing and highly competitive. We have identified a number of providers of prepaid cards and related products and services.

32

Source: Company Websites

Green Dot Corporation™ and NetSpend Holdings, Inc.™ are leaders in marketing general-purpose reloadable prepaid cards. Both of these companies have as primary market focuses under-banked consumers and tout their services as tailored to meet their customers’ particular financial services needs in a manner that traditional banking institutions have historically not met. Both companies have built extensive distribution networks throughout the US and have strong online presences. As of September 30, 2012, these companies’ filings stated active card totals of 4.42 million and 1.08 million, respectively. In addition to a formidable active card user base, Green Dot is a leader in establishing a convenient way for cardholders to add funds to their accounts. Neither company to our knowledge is currently specifically courting our identified target market of young people and their parents.

American Express™ is a world-wide leader in the credit card and financial services industry whose credit cards account for a significant percentage of the total volume of credit card transactions in the United States. American Express™ has a product named Pass™ which is a prepaid reloadable card that “parents give to teens.” Pass™ has many of the features we offer and intend to offer with our SSPC Card and American Express™ has devoted substantial resources to publicize this youth oriented payment option. While we believe that Pass™ has drawbacks not found in SSPC Cards, nevertheless American Express™ is a world recognized brand with substantial marketing capabilities, thus further validating the prepaid market.

PayPal™ is a pioneer provider of alternatives to credit card use for Internet and other purchases. PayPal™ facilitates transactions between online buyers and sellers and first became popular for commerce interactions over online auction sites such as eBay™ (eBay™ purchased PayPal™ in 2002). Users of PayPal™ establish accounts that are funded by the customer, either through the customer’s credit card or a bank account. Upon establishment of the account, a customer can designate that online payments be charged against his PayPal™ account balance. PayPal™ has announced its intention to service the youth payment market through initiatives that would allow owners of PayPal™ accounts to establish allowance accounts for others (e.g. children) that the parents can fund as desired.

We are also aware of other prepaid card providers that have products that seek to facilitate online commerce through added features aimed at both merchants and consumers. There are several prepaid card providers that specifically target youth in their product offerings (e.g. MYPLASH, and PAYjr). Similar to the SSPC Card, these prepaid cards represent a way for parents to be linked to their children’s accounts.

In summary, while we face potential future competition in our target market for our products, we currently believe they offer distinct features that respond to market needs not well served by the identified competitors mentioned above. However, many of these firms have longer operating histories, greater name recognition and greater financial, technical, and marketing resources than us.   Increased competition from any of these sources could result in our failure to achieve and maintain an adequate level of customer demand and market share to support the cost of our operations.

33

Justin Bieber Celebrity Sponsorship Agreement

On November 20, 2012, SSPC entered into an agreement with Justin Bieber Brands f/s/o Justin Bieber (the “Bieber Agreement”). Pursuant to this agreement, the details of which are set forth in the Company’s Current Report on Form 8-K filed with the SEC, Mr. Bieber will promote SSPC over a 14 month period and will act as a brand ambassador during that period.  Mr. Bieber currently has the #1 concert tour in the country, is ranked #4 on the Forbes Celebrity 100, has the largest Twitter following in the world (over 37 million), and has more than 52 million Facebook followers.  Being able to partner with Mr. Bieber provides SSPC with a high profile endorser who can provide tremendous reach for talking about and teaching responsible teen spending, though there can be no assurance regarding the impact of the Bieber Agreement on the Company’s performance.

Promotion/Endorsement Agreement

In January 2013 we entered into a Promotion/Endorsement Agreement (the “P/E Agreement”). The P/E Agreement has a term of eighteen (18) months. In connection with the P/E Agreement, we agreed to pay a nonrefundable fee of two hundred and fifty thousand dollars payable in four equal installments, on predetermined dates.  Additionally, we issued to the endorser warrants to purchase up to 250,000 shares of our common stock which will vest during the term.

In addition to the fee, we have agreed to pay monthly incentive compensation per active account and have issued to the endorser additional warrants to purchase our common stock.  Should the number of accounts reach a specified level, the endorser will have the opportunity to earn additional warrants equal to five times the number of active accounts at the end of the term of the P/E Agreement.

Pursuant to the P/E Agreement, our promoter will assist us in identifying and pursuing business development opportunities relating to our products, including reaching out to celebrities, marketing our products and performing a market survey

Governmental Regulation

Our prepaid card product is part of an industry subject to government regulation and oversight. While our relationship with our cardholders is governed by a Cardholder Agreement, many of the terms governing such agreement are dictated by laws enacted for the ostensible protection of consumers at either a federal or state level (none of our cards currently are issued beyond the borders of the United States of America). Two of the more prominent compilations of federal regulations affecting us include the USA Patriot Act and the Gramm-Leach-Bliley Act. Because our cards’ issuing banks are chartered in the state of Minnesota and in the state of Kentucky, these states’ regulations figure prominently in our relationships with cardholders. Our management believes that we are currently operating in compliance with governmental regulations in the area of prepaid cards as applicable to our Company’s operations.

In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“DFA”) became effective. Included among the provisions of DFA in addition to the creation of the Consumer Financial Protection Bureau (“CFPB”), is the regulation by CFPB of prepaid cards (although such regulations have yet to be fully promulgated). Certain industry observers believe that among the forthcoming regulations will be provisions covering increased disclosure (in both English and Spanish) concerning terms, conditions and especially fees. We along with our transaction processor and issuing bank will carefully monitor and comply with any future changes that may arise in the area of government regulation.

Our Company is also a certified licensee of the TRUSTe® Children's Privacy Program, which has been approved by the Federal Trade Commission as an authorized safe harbor under the Children's Online Privacy Protection Rule.

Recent Accomplishments

•	On November 12, 2012 William Hernandez appointed as President of SSPC and on January 8, 2013 Mr. Hernandez was appointed to the Company’s Board of Directors. Mr. Hernandez brings more than 30 years of experience in the global financial services, payments, transaction processing, card network, and brokerage industries. Mr. Hernandez previously held the position of Executive Vice President at Epana/Unidos Financial a telecommunications and financial services company delivering relevant products to the Hispanic community in the US and Mexico. Mr. Hernandez also held the position of Executive Vice President of First Data Corporation managing the US Card Strategic Financial Services supporting clients such as American Express. During his 7+ years at MasterCard International, Mr. Hernandez was a Senior Vice President of the Americas, directing the largest US-based financial institutions
34

•	On February 19, 2013, Kim Petry was appointed as the Chief Financial Officer of SSPC. Ms. Petry was employed by American Express from October 2008 to December 2012. From 2008 to 2010, Ms. Petry was the Vice President and Controller of Global Credit Cards and Small Business Services at American Express. In addition, from 2011 through 2012, Ms. Petry served as CFO of the Global Credit Cards and Small Business Services at American Express, where she led a team of over 150 finance professionals globally, supporting a business with over $4 billion in revenue. Prior to American Express, from 2006 to 2008, she was Vice President of Corporate Finance, Planning and Analysis and Business Finance and Analysis with TIAA-CREF where she led over 140 professionals across the U.S. and was responsible for reporting, budgeting, forecasting, strategy, long-term planning, new product development, mergers and acquisitions. Ms. Petry served at US Trust Corporation/Schwab Corporation from 1998 to 2006 in several executive roles following her prior experience working as a Senior Audit Manager for Financial Services at PricewaterhouseCoopers.

•	In October 2012 we announced that Chris Leong was elected to our Board of Directors. Dr. Leong is a co-founder and the President of Transpac Capital, a venture capital firm based in Singapore. Transpac was formed in 1989 through the amalgamation of Techno-Ventures Hong Kong, which Dr. Leong co-founded in 1986, and Transtech Capital Management of Singapore, both pioneers of venture capital in their respective countries. Prior to his venture capital career, Dr. Leong was the CEO of Amoy Canning Corporation Limited, a food and packaging conglomerate listed on the stock exchange of Hong Kong. Prior to Amoy he founded Convenience Foods Limited in Hong Kong, which he sold to RJR Nabisco.

•	Effective as of October 9, 2012, we announced that the United States Patent and Trademark Office (USPTO) has awarded the Company a patent covering the online distribution of group greeting cards. The proprietary technology allows multiple users to sign an electronic greeting card, as well as to pledge money as part of a group gift.

•	On September 24, 2012 we entered into a joint venture agreement with PlayMG Corp. Pursuant to the agreement, PlayMG will be providing a reloadable pre-paid SSPC card with every new MG portable gaming system sold.

•	On August 28, 2012, NBC San Diego's consumer watchdog Bob Hansen ("Consumer Bob") aired a story about the SpendSmart Prepaid MasterCard. 73 other NBC affiliate stations across the country picked up the story over the following three days.

•	On August 7, 2012, we entered into a partnership with Autism Speaks. Pursuant to the agreement, Autism Speaks will be promoting the SpendSmart Prepaid MasterCard to its base of over 1.4MM active members. The SpendSmart card will help with the mission of fostering independence for teens and families affected by autism.

•	On July 24, 2012, Mr. Jesse Itzler was appointed to the Company’s Board of Directors. In 2011, Mr. Itzler founded 100 Mile Group LLC, a brand incubator and creative marketing company, which is a successor to Suite 850, LLC (founded by Mr. Itzler in 2009). Mr. Itzler serves as the managing member of 100 Mile Group. In June 2010, Mr. Itzler co-founded PureBrands, LLC, a consumer products company featuring nutritional and dietary supplements. From 2001 through 2010, Mr. Itzler served as co-founder and vice-chairman of Marquis Jet Partners, a private aviation company.

•	On July 24, 2012, Mr. Brian Thompson was appointed to the Company’s Board of Directors. Since January 2013, Mr. Thompson has served as the Chief Financial Officer of Advanced Analytical Technologies, Inc. (“AATI”). AATI designs, manufactures and distributes equipment and related consumables targeted for companies that utilize DNA Sequencing in their workflow. AATI is headquartered in Ames, IA, maintains sales and support office in Heidelberg, Germany and has approximately 50 employees world-wide. From 2006 to 2012, Mr. Thompson worked for Mr. John Pappajohn at Equity Dynamics, Inc., a financial consulting firm. In his role as senior vice president, Mr. Thompson evaluated investment opportunities, performed due diligence, negotiated investment transactions, raised capital for new ventures and interacted with management teams through various board and board observer positions. Prior to this, Mr. Thompson was the CFO and CAO for Kum & Go, LC (“KG”), a convenience retailer. Prior to KG, Mr. Thompson was the President and CFO of Astracon, Inc. of Denver, CO, a provider of connectivity intelligence OSS software for communications service providers, until its sale in 2003. From 1995 to 2000, Mr. Thompson was a Partner and CFO of the Edgewater Private Equity Funds.

35

•	On April 2, 2012, our SpendSmart™ Prepaid MasterCard was recommended in the April 2012 edition of the Seventeen Magazine®, which caters to our target young adult audience. The magazine highlights a number of our Card’s features, such as the ability to avoid overdraft fees, ability for parents to load money instantly and the ability to check cash balance via text.

•	On March 26, 2012, Mr. Rob DeSantis was appointed to the Company’s Board of Directors. Mr. DeSantis’ primary business experience during the previous five years has been as an investor in a variety of technology and green energy companies, including LinkedIn, Bloom Energy, Fisker Automotive, Brightsource, Xojet and Neurotopia. Prior to being an investor, he was a co-founder and Executive Vice President of Ariba Technologies, and he was Vice President of Sales and European operations for Rasna Corporation.

•	On March 14, 2012, we were named the 2012 Paybefore Awards best in category winner for Best Youth/Student/Campus Prepaid Program for our SpendSmart™ MasterCard® card. In its 6th year, the prestigious annual Paybefore Awards recognizes excellence throughout the worldwide prepaid and stored value industry. SSPC was one of three prepaid program finalists vying for the best in category distinction.

•	On January 18, 2012, we reported over 1 million purchase alerts sent to customers using our SpendSmart™ MasterCard® card, less than a year after product launch. The company’s prepaid card and service platform sends instant customized text and email alerts to parents and teens as purchases happen, providing insight into teen spending and actionable options to parents in real-time.

MANAGEMENT AND DIRECTORS

Our directors are elected by our stockholders to a term of one year and to serve until his or her successor is duly elected and qualified, or until his death, resignation or removal. Each of our officers is appointed by our Board of Directors to a term of one year and serves until his or her successor is duly elected and qualified, or until his or her death, resignation or removal from office.

Our bylaws provide that the number of directors which shall constitute our whole Board of Directors shall not be less than one or more than eleven. The number of directors is determined by resolution of our Board of Directors or by our stockholders at our annual meeting. Our Company has assembled a Board of Directors that brings our Company a variety of perspectives and skills derived from high quality business, professional and personal experience (over 100+ years combined in the financial services industry).

The following table sets forth certain information regarding our executive officers and directors as of the date of this Offer to Amend and Exercise:

Name	Age	Position
Michael R. McCoy	52	Chief Executive Officer and Chairman, Board of Directors
William Hernandez	55	President and Director
Kim Petry	44	Chief Financial Officer, Secretary and Treasurer
Isaac Blech	62	Director
Rob DeSantis	48	Director
Joe Proto	56	Director
Cary Sucoff	60	Director
Patrick M. Kolenik	61	Director
Jesse Itzler	44	Director
Brian Thompson	45	Director
Chris Leong	69	Director

36

Mr. Michael R. McCoy has been our Chief Executive Officer and Chairman, Board of Directors since September 19, 2011. Mr. McCoy is responsible for our Company’s overall direction and strategic positioning. Formerly President, Consumer Credit Cards at Wells Fargo, Mr. McCoy was responsible for the overall business and strategic direction of this business unit, directing a staff of over 4,000 individuals and managing a customer base of over 8.5 million with over $20 billion in credit card balances. A recognized leader in the financial services industry, Mr. McCoy previously served in a number of executive positions at Wells Fargo, having served as group Senior Vice President, Strategy and Business Development for Wells Fargo Financial, where he led the Retail Sales Finance and Insurance Services businesses and directed Marketing for the Wells Fargo Financial enterprise. He also served as Executive Vice President, Human Resources and Communications for the Home and Consumer Finance Group, which included Leadership Development, Learning and Development, Compensation, Recruiting and Corporate Sponsorships.

Prior to joining Wells Fargo in January 2001, Mr. McCoy led several national distribution organizations within the financial services sector, including serving as general manager for ING’s Financial Institution Division and at American Express, where he was chief marketing officer and senior vice president for American Enterprise Life.

Mr. McCoy, as the recent former President of the Consumer Credit Cards business unit at Wells Fargo, was responsible for a business with numerous similarities to our Company’s prepaid card business. Mr. McCoy is a very articulate spokesman for us and an excellent interface from our Board of Directors to the outside world. Mr. McCoy’s insights in the areas of strategy, regulatory compliance, fraud prevention and corporate value enhancement will serve him well as he guides our Board of Directors in his role as Chairman.

Mr. McCoy serves on numerous Boards within his community including the United Way. He earned his bachelor’s degree in business management at Missouri State University.

Mr. William Hernandez has been the President of the Company since November 2012 and was appointed to our Board on January 8, 2013. Mr. Hernandez brings more than 30 years of experience in the global financial services, payments, transaction processing, card network, and brokerage industries.  Mr. Hernandez is President and CEO of Conifer Consulting Group. Mr. Hernandez previously held the position of Executive Vice President at Epana/Unidos Financial a telecommunications and financial services company delivering relevant products to the Hispanic community in the US and Mexico. Mr. Hernandez also held the position of Executive Vice President of First Data Corporation managing the US Card Strategic Financial Services supporting clients such as American Express. During his 7+ years at MasterCard International, Mr. Hernandez was a Senior Vice President of the Americas, directing the largest US-based financial institutions. Prior to MasterCard, he was employed by Citibank for 11 years, where he held various international executive positions where he spearheaded global consumer banking and consumer card products, services and access channel for Citibank’s businesses in the United States, Latin America, Europe and Asia. Mr. Hernandez also held executive positions at Financial Guaranty Insurance Co., Shearson American Express and Manufacturers Hanover Trust Company.

Ms. Kim Petry was appointed as the Chief Financial Officer of SSPC on February 19, 2013. Ms. Petry was employed by American Express from October 2008 to December 2012. From 2008 to 2010, Ms. Petry was the Vice President and Controller of Global Credit Cards and Small Business Services at American Express. In addition, from 2011 through 2012, Ms. Petry served as CFO of the Global Credit Cards and Small Business Services at American Express, where she led a team of over 150 finance professionals globally, supporting a business with over $4 billion in revenue. Prior to American Express, from 2006 to 2008, she was Vice President of Corporate Finance, Planning and Analysis and Business Finance and Analysis with TIAA-CREF where she led over 140 professionals across the U.S. and was responsible for reporting, budgeting, forecasting, strategy, long-term planning, new product development, mergers and acquisitions. Ms. Petry served at US Trust Corporation/Schwab Corporation from 1998 to 2006 in several executive roles following her prior experience working as a Senior Audit Manager for Financial Services at PricewaterhouseCoopers. She earned her MBA from New York University and her BA with a major in accounting, graduating summa cum laude, from Adelphi University.

Mr. Isaac Blech was appointed to the Board of Directors on March 10, 2011. He currently serves on the Board of Directors of Contrafect Corp., a biotech company specializing in novel methods to treat infectious disease; Cerecor, Inc., a biopharmaceutical company focused on activity in the human brain; Medgenics, Inc, a company that has developed a novel technology for the manufacture and delivery of therapeutic proteins; and Premier Alliance Group, Inc. (PIMO), a public company that provides business and technology consulting services to primarily Fortune 500 companies. Previously, Mr. Blech was an investor, advisor and director in a number of well-known companies, primarily focused in biotechnology.

37

Mr. Blech is the owner of 22,500,000 shares of our Company’s common stock and warrants to purchase up to an additional 20,062,500 million shares of our Company’s common stock. Mr. Blech has been a successful investor and a member of a number of Boards of Directors. We believe Mr. Blech’s past experience will be a tremendous benefit to our Company. Included among Mr. Blech’s more notable successes were:

•	Celgene Corporation – Mr. Blech was a founding shareholder of Celgene in 1986. Celgene has introduced two major cancer drugs and has a stock market valuation (as of September 6, 2011) of approximately $27 billion.
•	ICOS Corporation – Mr. Blech was a founding shareholder and member of the Board of Directors of ICOS beginning in 1991. ICOS discovered the drug Cialis and was later acquired by Eli Lilly for over $2 billion.
•	Nova Pharmaceutical Corporation – Mr. Blech was a founding shareholder and member of the Board of Directors of Nova from 1982 to 1990. Nova developed a treatment for brain cancer and subsequently merged with Scios Corporation which was later purchased for $2 billion by Johnson and Johnson.
•	Pathogeneses Corporation – Mr. Blech was a founding shareholder and member of the Board of Directors of Pathogeneses from 1992 to 1997. Pathogeneses created TOBI for the treatment of cystic fibrosis and was later acquired by Chiron Corp for $660 million.
•	Genetic Systems Corporation – Mr. Blech was a founding shareholder and member of the Board of Directors of GSC from 1981 to 1986. GSC developed the first inexpensive and accurate test to diagnose chlamydia and was later acquired by Bristol Myers for approximately $300 million.

Mr. Rob DeSantis was appointed to our Board of Directors on March 26, 2012. Mr. DeSantis co-founded Ariba, a provider of business to business e-commerce solutions that was one of the first B2B Internet companies to go public, and whose market capitalization reached $40 billion. He was also an early angel investor and board member of LinkedIn, the world’s largest professional online network, which has more than 150 million global members today.

Mr. Joe Proto was appointed to our Board of Directors on January 26, 2012. Mr. Proto is a seasoned and successful senior executive and entrepreneur with three decades in the billing and payments industry.Mr. Proto is currently the Chairman and Chief Executive Officer of electronic billing company Transactis Inc. He founded REMITCO, a remittance processing company where he also served as President for 11 years, which was acquired in 2000 by First Data Corp. Mr. Proto also founded Financial Telesis (CashFlex), a payment processor to 65 of the top 100 banks in the U.S., which was acquired by CoreStates/Wachovia and is now a part of Wells Fargo. In 2004, Mr. Proto co-founded Windham Ventures, an investment company focusing on financial technology and life sciences companies, where he currently serves as a founding partner.

Mr. Cary Sucoff was appointed to our Board of Directors on May 23, 2011. Mr. Sucoff has served as an advisor to our Company since September 2009 through his firm Equity Source Partners, LLC, a firm he has owned and operated since February 2006. He has been key to our success in fundraising since joining our firm. Additionally, Mr. Sucoff is an attorney (non-practicing) and contributes valuable insights in the area of legal matters in addition to those areas for which he is contracted with our Company. We believe Mr. Sucoff’s broad and diversified background serves as a strong asset to our Company.

Mr. Sucoff currently serves on the Board of Directors of Contrafect Corp., a biotech company specializing in novel methods to treat infectious disease, Cerecor, Inc., a biopharmaceutical company focused on activity in the human brain, Premier Alliance Group, Inc. (PIMO), a public company that provides business and technology consulting services to primarily Fortune 500 companies and American Roadside Burgers, Inc., a fast-casual hamburger restaurant company. Mr. Sucoff has been a member of the Board of Trustees of New England Law/Boston for over 20 years and is the current Chairman of the Endowment Committee. Mr. Sucoff has recently taught a third year law school seminar entitled “Perspectives in Law: Lawyers as Entrepreneurs and as Representatives of Entrepreneurs”. Mr. Sucoff received a B.A. from SUNY Binghamton (1974) and a J.D. from New England School of Law (1977) where he was the Managing Editor of the Law Review and graduated Magna Cum Laude. Mr. Sucoff has been a member of the Bar of the State of New York since 1978.

38

Mr. Patrick M. Kolenik was appointed to our Board of Directors on August 30, 2011. Mr. Kolenik has over forty years of securities industry experience. Mr. Kolenik was the Chief Executive Officer of Sherwood Securities Corp. where he has been involved with more than 200 successful public and private financings. Since 2003, Mr. Kolenik has been a consultant to both public and private companies through his company PK Advisors. Mr. Kolenik currently serves on the Board of Directors of Premier Alliance Group, Inc. (PIMO) a public company that provides business and technology consulting services. Mr. Kolenik also serves on the Board of Directors of American Roadside Burgers, Inc. Mr. Kolenik has also been elected to the Board of Directors of Stratus Media Group (SMDI), a public company that owns and operates more than 140 live events.

Mr. Kolenik has advised our Company since May 2009 in the area of investment banking, fund raising and capital markets. We have greatly benefited from Mr. Kolenik’s contributions to date and look forward to his future guidance in his role as a member of our Board of Directors.

Jesse Itzler was appointed to our Board of Directors on July 24, 2012. In 2011, Mr. Itzler founded 100 Mile Group LLC, a brand incubator and creative marketing company, which is a successor to Suite 850, LLC (founded by Mr. Itzler in 2009). Mr. Itzler serves as the managing member of 100 Mile Group.  In June 2010, Mr. Itzler co-founded PureBrands, LLC, a consumer products company featuring nutritional and dietary supplements. From 2001 through 2010, Mr. Itzler served as co-founder and vice-chairman of Marquis Jet Partners, a private aviation company. Mr. Itzler is a graduate of American University.

Brian Thompson was appointed to our Board of Directors on July 24, 2012. Since January 2013, Mr. Thompson has served as the Chief Financial Officer of Advanced Analytical Technologies, Inc. (“AATI”). AATI designs, manufactures and distributes equipment and related consumables targeted for companies that utilize DNA Sequencing in their workflow.  AATI is headquartered in Ames, IA, maintains sales and support office in Heidelberg, Germany and has approximately 50 employees world-wide.  From 2006 to 2012, Mr. Thompson worked for Mr. John Pappajohn at Equity Dynamics, Inc., a financial consulting firm.  In his role as senior vice president, Mr. Thompson evaluated investment opportunities, performed due diligence, negotiated investment transactions, raised capital for new ventures and interacted with management teams through various board and board observer positions.  Prior to this, Mr. Thompson was the CFO and CAO for Kum & Go, LC (“KG”), a convenience retailer. Prior to KG, Mr. Thompson was the President and CFO of Astracon, Inc. of Denver, CO, a provider of connectivity intelligence OSS software for communications service providers, until its sale in 2003.  From 1995 to 2000, Mr. Thompson was a Partner and CFO of the Edgewater Private Equity Funds.  After receiving his BS/BA in accounting from the University of South Dakota in 1991, Mr. Thompson spent four years in the audit department of KPMG, LLP in San Antonio and Des Moines.

Dr. Chris Leong was appointed to our board in October 2012. Dr. Leong is a co-founder and the President of Transpac Capital, a venture capital firm based in Singapore. Transpac was formed in 1989 through the amalgamation of Techno-Ventures Hong Kong, which Dr. Leong co-founded in 1986, and Transtech Capital Management of Singapore, both pioneers of venture capital in their respective countries. Prior to his venture capital career, Dr. Leong was the CEO of Amoy Canning Corporation Limited, a food and packaging conglomerate listed on the stock exchange of Hong Kong. Prior to Amoy he founded Convenience Foods Limited in Hong Kong, which he sold to RJR Nabisco. Prior to his industrial career, Dr. Leong was a Senior Scientist at American Science and Engineering in Cambridge, MA. Dr. Leong has been a chairman of the Hong Kong Venture Capital Association, and is one of the founding inductees to the Singapore Venture Capital Hall of Fame in 2010 for his pioneering work in venture capital. Dr. Leong obtained a BS and a PhD degree from Massachusetts Institute of Technology, Cambridge, MA.

There are no family relationships among members of our management or our Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and beneficial owners of more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish to us copies of all Section 16(a) reports they file.

Based solely on our review of the reports, we believe that all required Section 16(a) reports were timely filed during our last fiscal year. None of our directors, executive officers or greater than 10% beneficial owners filed any Form 5s.

39

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to, among other persons, our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Our Code of Business Conduct and Ethics is available, free of charge, to any stockholder upon written request to our Corporate Secretary at The SpendSmart Payments Company, 2680 Berkshire Pkwy, Suite 130, Des Moines, IA 50325.

Committees

Compensation Committee

Our Board of Directors at its November 1, 2011 meeting established a compensation committee currently consisting of non-executive members of the Board, Messrs. Blech, Itzler, and Proto.  Decisions concerning compensation matters are to be made by the Board of Directors based upon recommendations of the compensation committee and members of our executive management team.

Audit Committee

Our Board of Directors at its November 1, 2011 meeting established an audit committee currently consisting of the following members of the Board: Messrs. DeSantis, Proto and Thompson.

CORPORATE HISTORY & RECENT TRANSACTIONS

Corporate History

Our Company was originally incorporated in the State of Colorado on May 14, 1990. On October 16, 2007, we acquired SSPC-CA. Through SSPC-CA, we develop and market innovative online and traditional retail youth payment solutions. On May 1, 2009, our Company changed our name from IdeaEdge, Inc. to Socialwise, Inc., and our stock traded under the symbol “SCLW.OB”. On May 25, 2011, we changed our name to BillMyParents, Inc. and beginning June 13, 2011, our stock traded under the symbol “BMPI.OB.” On February 15, 2013 we changed our name to The SpendSmart Payments Company and on February 28, 2013 our stock began trading under the symbol “SSPC”.

Reverse Stock Split

On April 25, 2013, the Company implemented a one-for-fifteen reverse stock split of our common stock. As a result of the reverse stock split, each fifteen (15) outstanding shares of pre-split common stock were automatically combined into one (1) share of post-split common stock. Fractional shares were rounded up to the nearest whole share. In addition, proportional adjustments were made to the Company’s outstanding stock options and other equity awards and to the Company’s equity compensation plans to reflect the reverse stock split.

Recent Transactions

During the year ended September 30, 2010, we entered into subscription agreements with 79 accredited investors pursuant to which we issued 6,522,075 shares of our common stock and warrants to purchase an additional 4,846,556 shares of our common stock with an exercise price of $0.60 per share for a period of two years after their date of issuance, in exchange for gross proceeds totaling $2,617,830 ($2,384,751 net of expected expenses totaling $233,079). SPN, Kay Holding, Inc. (“Kay”) and Equity Source Partners, LLC (“ESP”) assisted our Company in connection with the transactions and they and their designees earned the fees and commissions therewith.

During the three months ended December 31, 2010, we entered into subscription agreements with 46 accredited investors pursuant to which we issued 8,905,875 shares of our common stock and warrants to purchase an additional 4,804,406 shares of our common stock with an exercise price of $0.60 per share for periods of two to five years after the date of their issuance and warrants to purchase an additional 1,875,000 shares of our common stock with an exercise price of $0.40 per share for five years after their date of issuance, in exchange for gross proceeds totaling $3,562,350 ($3,114,754 net of cash commissions and related expenses totaling $447,596). We also issued warrants to purchase a total of 1,727,810 and 300,000 shares of our common stock with exercise prices of $0.60 per share to Maxim and ESP who assisted us in connection with the transaction.

40

On November 24, 2010, we received notice from the holder of a convertible note payable issued in August 2010 (Mr. Isaac Blech a major shareholder and member of our Board of Directors since March 2011) with an outstanding principal balance of $1 million (unaccreted face value of $818,648 at September 30, 2010) of his election to convert the note into 2,500,000 shares of the Company’s common stock at a price of $0.40 per share. At conversion as provided in the Convertible Note Purchase Agreement, Mr. Blech was issued a warrant to purchase up to an additional 1,250,000 shares of our Company’s restricted common stock at an exercise price of $0.40 per share. In addition, our Company agreed to issue the Mr. Blech a warrant to purchase 62,500 shares of common stock at an exercise price of $0.40 per share to reflect the interest due to the Mr. Blech under the terms of the Note from inception to its scheduled maturity on February 13, 2011. We paid additional fees to Maxim in connection with the conversion that included cash of $50,000 and five-year warrants to purchase up to 250,000 shares of our Company’s common stock at $0.60 per share. We also issued a five year warrant to purchase up to 350,000 shares of our common stock for $0.60 per share to ESP.

On January 19, 2011, we entered into subscription agreement with a trust controlled by Mr. Blech pursuant to which we issued 5,000,000 shares of our common stock and a five-year warrant to purchase an additional 3,750,000 shares of our common stock with an exercise price of $0.40 per share, in exchange for gross proceeds totaling $2,000,000 ($1,785,000 net of estimated cash commissions and related expenses totaling $215,000). In connection with the transaction, Maxim received a commission in cash totaling $200,000 and a warrant to purchase 750,000 shares of our common stock with an exercise price of $0.60 per share. ESP was also granted a five-year warrant to purchase 250,000 shares of our common stock with an exercise price of $0.60 per share.

On May 20, 2011, we entered into a subscription agreement and common stock purchase warrant with two trusts controlled by Mr. Blech pursuant to which we issued a total of 12,500,000 shares of our common stock, and five year warrants to purchase up to an additional 12,500,000 shares of our common stock at an exercise price of $0.40 per share, in exchange for gross proceeds totaling $5,000,000. Maxim acted as the Placement Agent in connection with the offering and received cash proceeds totaling $500,000 and five-year warrants to purchase up to 1,250,000 shares of Common Stock at an exercise price of $0.60 per share as compensation. ESP (and its designees) received cash proceeds totaling $50,000 and five-year warrants to purchase up to 600,000 shares of common stock at an exercise price of $0.60 per share as compensation.

From October 21, 2011 through November 21, 2011, we entered into subscription agreements with accredited investors pursuant to which we issued 11,771,250 shares of our Common Stock and warrants to purchase an additional 6,692,815 shares of our common stock at an exercise price of $0.60 per share for a period of five years after their date of issuance, in exchange for gross proceeds totaling $4,708,500 ($4,193,200 net of cash expenses). Maxim acted as a placement agent in connection with the transaction.

From April 9, 2012 through May 14, 2012, we entered into a subscription agreements with five accredited investors pursuant to which we issued 710 shares of our Series B Preferred Stock (convertible into 1,775,000 shares of our Common Stock), five year warrants to purchase up to an additional 1,250,000 shares of our Common Stock at an exercise price of $0.50 per share and five year warrants to purchase up to an additional 131,250 shares of our Common Stock at an exercise price of $0.60 per share, in exchange for gross proceeds totaling $710,000.

On May 24, 2012, we entered into subscription agreements with 38 accredited investors pursuant to which we issued 4,517 shares of our Series B Preferred Stock (convertible into 11,293,578 shares of our Common Stock), five year warrants to purchase up to an additional 6,250,000 shares of our Common Stock at an exercise price of $0.50 per share and five year warrants to purchase up to an additional 1,260,895 shares of our Common Stock at an exercise price of $0.60 per share, in exchange for gross proceeds totaling $4,517,431.  This financing transaction resulted in net proceeds to us of approximately $4 million after deducting fees and expenses.  The placement agent, a FINRA registered broker-dealer, in connection with the financing received a cash fee totaling $451,743 and will receive warrants to purchase up to 1,129,358 shares of Common Stock at an exercise price of $0.60 per share as compensation.

41

On June 20, 2012, we entered into subscription agreements (the “Subscription Agreement”) with 29 accredited investors pursuant to which we issued 3,815 shares of our Series B Preferred Stock (convertible into 9,537,500 shares of our Common Stock), five year warrants to purchase up to an additional 6,250,000 shares of our Common Stock at an exercise price of $0.50 per share and five year warrants to purchase up to an additional 796,875 shares of our Common Stock at an exercise price of $0.60 per share, in exchange for gross proceeds totaling $3,815,000. This financing transaction resulted in net proceeds to us of approximately $3.4 million after deducting fees and expenses.  The placement agent, a FINRA registered broker-dealer, in connection with the financing received a cash fee totaling $381,500 and received warrants to purchase up to 953,750 shares of Common Stock at an exercise price of $0.60 per share as compensation.

On July 19, 2012, we entered into subscription agreements with six accredited investors pursuant to which we issued 390 shares of our Series B Preferred Stock (convertible into 975,000 shares of our Common Stock), five year warrants to purchase up to an additional 243,750 shares of our Common Stock at an exercise price of $0.60 per share, in exchange for gross proceeds totaling $390,000. This financing transaction resulted in net proceeds to us of approximately $345,000 after deducting fees and expenses. The placement agent, in connection with the financing, received a cash fee totaling $39,000 and received warrants to purchase up to 97,500 shares of Common Stock at an exercise price of $0.60 per share as compensation.

From November 30, 2012 through December 13, 2012, we entered into subscription agreements various accredited investors pursuant to which we issued 13,719,975 shares of our common stock and warrants to purchase an additional 8,125,000 shares of our common stock with an exercise price of $0.50 per share and warrants to purchase an additional 1,398,744 shares of our common stock with an exercise price of $0.60 per share for a period of five years after their date of issuance, in exchange for gross proceeds totaling $5,487,990. This financing transaction resulted in net proceeds to us of approximately $4,866,191 after deducting fees and expenses. The placement agent, in connection with the financing, received a cash fee totaling $548,799 and received warrants to purchase up to 1,371,998 shares of Common Stock at an exercise price of $0.50 per share as compensation.

On November 20, 2012, in conjunction with the Bieber Agreement, we issued to Justin Bieber Brands, LLC warrants to purchase two million shares of the Company’s common stock, as follows: warrants to purchase one million shares of the Company’s common stock vested upon the effective date of the Bieber Agreement, and warrants to purchase another one million shares of the Company’s common stock shall vest in equal monthly installments during the term of the Bieber Agreement, each exercisable at an exercise price equal to the mean of the high and low prices of the Company’s common stock on the last trading day before the effective date of the Bieber Agreement. If the Bieber Agreement is terminated due to the Company’s breach of the Bieber Agreement, the remaining warrants will vest immediately upon such termination. The Company has also issued Justin Bieber Brands, LLC warrants to purchase up to an additional two million shares of the Company’s common stock (the “Additional Warrant”). The Additional Warrant is exercisable for the number of shares of the Company’s common stock equal to five times the number of active Justin Bieber Brands, LLC Accounts in effect at the end of the term of the Bieber Agreement, provided there are more than two hundred fifty thousand active Justin Bieber Brands, LLC Accounts as of the last day of the term of the Bieber Agreement.  The Additional Warrant will be exercisable no more rapidly than in equal monthly installments during the six month period immediately following the Term at an exercise price equal to the mean of the high and low prices of the Company’s common stock on the last trading day before the effective date of the Bieber Agreement. In the event the product of five times the number of active Justin Bieber Brands, LLC Accounts exceeds two million, the Company will issue Justin Bieber Brands, LLC an “End of Term Warrant” for the number of shares in excess of two million. The exercise price of the End of Term Warrant shall be the arithmetic mean of the high and low prices of the Company’s common stock on the last trading day before the date of the issuance of the End of Term Warrant.

In January 2013 we entered into a Promotion/Endorsement Agreement (the “P/E Agreement”) with Scooter Braun Projects, LLC. The P/E Agreement has a term of eighteen (18) months. In connection with the P/E Agreement, we agreed to pay a nonrefundable fee of two hundred and fifty thousand dollars payable in four equal installments, on predetermined dates.  Additionally, we issued to the endorser warrants to purchase up to 250,000 shares of our common stock which will vest during the term. In addition to the fee, we have agreed to pay monthly incentive compensation per active account and have issued to the endorser additional warrants to purchase our common stock.  Should the number of accounts reach a specified level, the endorser will have the opportunity to earn additional warrants equal to five times the number of active accounts at the end of the term of the P/E Agreement.

42

DESCRIPTION OF COMPANY EQUITY

Company Capitalization

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. The following summary is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, a copy of which is filed as an exhibit to our previous filings with the SEC and incorporated herein by reference.

Common Stock

As of the date of this Offer to Amend and Exercise, there were 9,243,881 shares of common stock outstanding. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to the common stock. The Company’s Series B Convertible Preferred Stock was converted into shares of the Company’s common stock on January 19, 2013. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of Series A cumulative convertible preferred stock which are issued and outstanding, and any series of preferred stock that we may designate and issue in the future.

Series A Cumulative Convertible Preferred Stock

As of the date of this Offer to Amend and Exercise, there were 353 shares of Series A convertible preferred stock (held by one shareholder) (the “Series A Preferred Stock”) outstanding, which are convertible into 106,820 shares of common stock. Our Series A Preferred Stock has the following characteristics:

Face Value:  Each share of Series A Preferred Stock has a face value of $100 per share.

Voluntary Conversion:  Each share of Series A Preferred Stock is convertible at the election of the holders at any time into approximately 303 shares of our common stock, subject to increase under the anti-dilution provisions under the Certificate of Designation and the Subscription Agreement upon the occurrence of events as defined therein.

Dividends:  Except in the event of default under the terms of the Subscription Agreement, the Series A Preferred Stock pays no dividends.  In the event of an uncured default by the Company, the Series A Preferred Stock pays dividends of 12% per annum during the period our Company is in default as described under the Certificate of Designation.

Redemption:  The Series A Preferred Stock is not required to be redeemed by our Company.

Liquidation Rights:  Upon the occurrence of a liquidation event (as defined in the Certificate of Designation), the holders of Series A Preferred Stock will be repaid their full face value and cumulative accrued dividends prior to the receipt of any other class of preferred or common stock.

Forced Conversion:  We have the right to force conversion of each share of Series A Preferred Stock into approximately 303 shares of common stock at any time after December 12, 2008, provided our common stock has maintained a closing price of $1.00 per share for three consecutive trading days prior to conversion.

Voting Rights: Generally, our Series A Preferred Stock has no voting rights.

43

Covenants: The subscription agreement for the Series A Preferred Stock imposes certain covenants on the Company, including restrictions against incurring additional indebtedness, issuing any additional equity except certain permitted issuances, creating any liens on our property, amending our certificate of incorporation or bylaws in a manner which may adversely affect the Series A Preferred Stock, redeeming or paying dividends on shares of our outstanding common stock, and entering into certain related party transactions.

Warrants:  The warrants issued in connection with the sale of Series A Preferred Stock are 66 month warrants to purchase shares of our common stock at a price of $0.40 per share (as adjusted), subject to future adjustment, including full-ratchet anti-dilution protection. We have the right under certain conditions to call the warrants.

Warrants and Stock Options Issued and Outstanding

On January 8, 2013, our Board of Directors approved the adoption of our 2013 Equity Incentive Plan (the “2013 Plan”). The 2013 Plan was approved by our shareholders on February 15, 2013. The 2013 Plan provides for granting of stock-based awards including: incentive stock options, non-statutory stock options, stock bonuses and rights to acquire restricted stock. The total number of shares of common stock that may be issued pursuant to stock awards under the 2013 Plan shall not exceed in the aggregate 3,000,000 shares of the common stock of our Company.

On August 4, 2011, our Board of Directors approved the adoption of our 2011 Equity Incentive Plan (the “2011 Plan”). The 2011 Plan has not yet been approved by our shareholders. The 2011 Plan provides for granting of stock-based awards including: incentive stock options, non-statutory stock options, stock bonuses and rights to acquire restricted stock. The total number of shares of common stock that may be issued pursuant to stock awards under the 2011 Plan shall not exceed in the aggregate 1,666,667 shares of the common stock of our Company.

We also have a stockholder-approved 2007 Equity Incentive Plan (the “2007 Plan”).The 2007 Plan has similar provisions and purposes as the 2011 Plan. The total number of shares of common stock that may be issued pursuant to stock awards under the 2007 Plan shall not exceed in the aggregate 4,000,000 shares of the common stock of our Company. As of the date of this Offer to Amend and Exercise, a combined 1,941,111 options are outstanding under the 2011 Plan and the 2007 Plan. As of the date of this Offer to Amend and Exercise, no options have been issued under the 2013 Plan.

As of March 31, 2013, we have outstanding options (including the options issued under the 2007 Plan and 2011 Plan) and warrants to purchase shares of our common stock as follows:

Outstanding	Weighted Average Exercise Price	Vested	Expiration Fiscal Period
19,667	9.30	19,667	3rd Qtr, 2013
164,748	6.45	164,748	1st Qtr, 2014
34,444	8.55	34,444	2nd Qtr, 2014
60,667	9.60	60,667	3rd Qtr, 2014
78,333	7.65	78,333	4th Qtr, 2014
91,773	7.50	91,773	1st Qtr, 2015
78,100	7.80	78,100	2nd Qtr, 2015
10,600	10.05	10,600	3rd Qtr, 2015
90,585	6.60	90,585	4th Qtr, 2015
697,437	8.10	697,437	1st Qtr, 2016
736,133	7.20	725,021	2nd Qtr, 2016
961,033	6.45	961,033	3rd Qtr, 2016
1,533,403	6.75	986,168	4th Qtr, 2016
697,996	7.95	603,612	1st Qtr, 2017
859,750	6.15	445,243	2nd Qtr, 2017
1,273,600	7.80	1,247,493	3rd Qtr, 2017
1,516,292	6.75	921,961	4th Qtr, 2017
1,261,049	7.95	857,476	1st Qtr, 2018
210,000	5.85	54,440	2nd Qtr, 2018
17,778	7.05	123,787	1st Qtr, 2023
10,393,338		8,252,588

44

Market for SSPC’s Common Equity

Our common stock trades publicly on the OTCQB under the symbol "BMPI."  The OTCQB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities.  The OTCQB securities are traded by a community of market makers that enter quotes and trade reports.  This market is extremely limited and any prices quoted may not be a reliable indication of the value of our common stock.  The following table sets forth the high and low bid prices per share of our common stock by the OTCQB for the periods indicated as reported on the OTCQB.  The share prices listed below have been adjusted to reflect the 1:15 reverse split of our common stock which was implemented on April 25, 2013. On May 28, 2013, the closing price of our common stock as reported on the OTCQB was $4.90 per share.

For the year ended September 30, 2013	High	Low
First Quarter	$6.30	$4.50
Second Quarter	6.15	4.95

For the year ended September 30, 2012	High	Low
Fourth Quarter	$13.50	$4.95
Third Quarter	7.95	3.15
Second Quarter	7.95	5.40
First Quarter	7.80	4.50

For the year ended September 30, 2011
Fourth Quarter	$8.40	$6.30
Third Quarter	7.65	5.85
Second Quarter	8.25	6.00
First Quarter	9.30	6.90

Our stock began trading on the OTC Bulletin Board under the symbol “IDED.OB” on October 18, 2007 and was later changed to “IDAE.OB” on March 12, 2008 and to “SCLW.OB” on May 13, 2009 and to “BMPI.OB” on June 13, 2011.  On July 23, 2012 our stock was moved form the OTC Bulletin Board to the OTCQB. On February 28, 2013 we changed our symbol to “SSPC”. On April 25, 2013, we implemented a reverse split of our common stock on a 1:15 basis. The quotes represent inter-dealer prices, without adjustment for retail mark-up, markdown or commission and may not represent actual transactions.  The trading volume of our securities fluctuates and may be limited during certain periods.  As a result of these volume fluctuations, the liquidity of an investment in our securities may be adversely affected.

REPORTS AND AVAILABLE INFORMATION

The Company has filed with the SEC a Tender Offer Statement on Schedule TO of which this Offer to Amend and Exercise is a part. This Offer to Amend and Exercise does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Original Warrants review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to participate in the Offer to Amend and Exercise and to exercise the Amended Warrants.

The Board of Directors of the Company recognizes that the decision to participate in the Offer to Amend and Exercise and to exercise the Amended Warrants is an individual one that should be based on a variety of factors. The holders of the Original Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Offer to Amend and Exercise from the Company is limited to the Offering Materials.

45

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to the Offer to Amend and Exercise, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

Additional Information

Please direct questions or requests for assistance regarding this Offer to Amend and Exercise, Election to Participate and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Warrant Agent — Maxim Group, LLC 405 Lexington Avenue, New York, New York 10174, telephone (212) 895-3500.

Please direct requests for additional copies of this Offer to Amend and Exercise, Election to Participate and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Company — The SpendSmart Payments Company, 2680 Berkshire Pkwy, Suite 130 Des Moines, IA 50325, Attn: Corporate Secretary.

Sincerely,

THE SPENDSMART PAYMENTS COMPANY

/s/ Michael R. McCoy
Michael R. McCoy
Chief Executive Officer

46